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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-112493

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 13, 2004

13,000,000 Shares

Common Stock

        We are selling 13,000,000 shares of our common stock.

        Our common stock is quoted on the Nasdaq National Market under the symbol "BEAV." On December 6, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $19.47 per share.

        The underwriters have a 30-day option to purchase a maximum of 1,950,000 additional shares to cover over-allotments of shares.

        Investing in our common stock involves risks. See "Risk Factors" on page S-13 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to BE Aerospace
Per Share	$19.00	$0.95	$18.05
Total	$247,000,000	$12,350,000	$234,650,000

        Delivery of the shares of common stock will be made on or about December 12, 2005.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	UBS Investment Bank
Friedman Billings Ramsey
Stephens Inc.
SG Cowen & Co.

The date of this prospectus supplement is December 6, 2005

Prospectus Supplement

Prospectus

	Page		Page
About this Prospectus	ii	Description of Convertible Preferred Stock	15
Where You Can Find More Information	ii	Description of Stock and Debt Warrants	15
Forward-Looking Statements	iii	Description of Convertible Debt Securities	15
About the Company	1	Description of Senior Debt Securities	16
Risk Factors	3	Description of Subordinated Debt
Ratio of Earnings to Fixed Charges	9	Securities	25
Common Stock Price Range	9	Book Entry, Delivery and Form of Debt
Dividend Policy	10	Securities	36
Use of Proceeds	10	Plan of Distribution	40
Description of Common Stock	11	Validity of the Securities	41
Description of Preferred Stock	14	Experts	41

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

MARKET AND INDUSTRY DATA

        Unless otherwise indicated, the industry data included or incorporated by reference in this prospectus supplement is from the July 2005 issue of the Airline Monitor, the January 31 and October 31, 2005 reports of the International Air Transport Association (IATA), the Boeing Current Market Outlook 2005, the Airbus Industries Global Market Forecast 2004-2023, JPMorgan Analyst Research Data (October 2005), The Teal Group Research Data (September 2005), the NBAA 2004 Factbook or the General Aviation Manufacturers' Association 2003 and 2004 Year-End Shipment Reports and 2005 Third Quarter Shipment Report.

        Market and certain other industry data included or incorporated by reference in this prospectus supplement, including all market share and market size data, are based on estimates of our management. These estimates have been derived from our management's knowledge and experience in the markets in which we operate, as well as information obtained from internal research and surveys, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Although we believe that these sources are generally reliable, we have not independently verified data from these sources or obtained third party verification of market share data and do not guarantee the accuracy or completeness of this information. In addition, data regarding market position and market share within our industry is intended to provide general guidance but is inherently imprecise.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is a supplement to the accompanying prospectus, dated February 13, 2004, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using the SEC's shelf registration rules. Under the shelf registration rules, we may sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $500,000,000 of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies. See "Documents Incorporated by Reference."

        In this prospectus supplement we use the terms "BE Aerospace," "we," "us," and "our" to refer to BE Aerospace, Inc., a Delaware corporation.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the documents incorporated by reference herein contain, or will contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, including statements regarding implementation and expected benefits of lean manufacturing and continuous improvement programs, our dealings with customers and partners, the consolidation of facilities, reduction of our workforce, integration of acquired businesses, ongoing capital expenditures, the impact of the large number of indefinitely grounded aircraft on demand for our products and our underlying assets, the adequacy of funds to meet our capital requirements, the ability to refinance our indebtedness, if necessary, the reduction of debt, the potential impact of new accounting pronouncements and the impact on our business from adverse weather conditions, terrorist attacks, the SARS outbreak and the war in Iraq. These forward-looking statements include risks and uncertainties, and our actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those under the heading "Risk Factors" in this prospectus supplement and accompanying prospectus, as well as future events that may have the effect of reducing our available operating income and cash balances, such as unexpected operating losses, the impact of rising fuel prices on our airline customers, changes in airline industry regulations, adverse weather conditions, outbreaks or escalations of national or international hostilities, terrorist attacks, prolonged health issues which reduce air travel demand (e.g., SARS), delays in, or unexpected costs associated with, the integration of previously acquired or recently consolidated businesses, conditions in the airline industry, conditions in the business jet industry, problems meeting customer delivery requirements, our success in winning new or expected refurbishment contracts from customers, capital expenditures, cash expenditures related to possible future acquisitions, facility closures, product transition costs, labor disputes involving us, our significant customers or airframe manufacturers, the possibility of a write-down of intangible assets, delays or inefficiencies in the introduction of new products or fluctuations in currency exchange rates.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should not be considered in isolation and you should make your investment decision only after carefully reading the entire prospectus supplement and accompanying prospectus and the documents incorporated by reference.

S-ii

SUMMARY

        This summary highlights information incorporated by reference or contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption "Risk Factors" in this prospectus supplement and our consolidated financial statements and the related notes thereto incorporated by reference herein before making a decision to invest in our common stock.

Our Company

General

        Based on our experience in the industry, we believe we are the world's largest manufacturer of cabin interior products for commercial aircraft and business jets and a leading aftermarket distributor of aerospace fasteners. We sell our manufactured products directly to virtually all of the world's major airlines and airframe manufacturers and a wide variety of general aviation customers. In addition, based on our experience, we believe that we have achieved leading global market positions in each of our major product categories, which include:

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  commercial aircraft seats, including an extensive line of super first class, first class, business class, tourist class and regional aircraft seats;

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  a full line of aircraft food and beverage preparation and storage equipment, including coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and microwave, high heat convection and steam ovens;

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  both chemical and gaseous aircraft oxygen delivery systems, protective breathing equipment and lighting products;

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  business jet and general aviation interior products, including an extensive line of executive aircraft seats, direct and indirect overhead lighting systems, oxygen delivery systems, air valve systems, high-end furniture and cabinetry; and

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  a broad line of fasteners, consisting of over 100,000 Stock Keeping Units (SKUs).

        We also provide comprehensive aircraft cabin interior reconfiguration and passenger-to-freighter conversion engineering services and component kits.

        We had net sales of $621.2 million for the nine months ended September 30, 2005, an increase of 14.2% as compared to net sales of $543.9 million for the nine months ended September 30, 2004, and net sales of $733.5 million for 2004, an increase of 17.5% as compared to net sales of $624.4 million for 2003. We had operating earnings of $69.4 million for the nine months ended September 30, 2005, an increase of 44.3% as compared to operating earnings of $48.1 million for the nine months ended September 30, 2004. We had backlog in excess of $1 billion at September 30, 2005 as compared to backlog of approximately $615 million at September 30, 2004.

        We conduct our operations through three reportable segments: Commercial Aircraft, Business Jet and Distribution. Net sales by reportable segment for the nine months ended September 30, 2005 and 2004 were as follows:

        Net sales by geographic segment (based on destination) for the nine months ended September 30, 2005 and 2004 were as follows:

        Operating earnings by reportable segment for the nine months ended September 30, 2005 and 2004 were as follows:

* Includes Business Jet segment loss of $(1.6)

        Revenue by customer type for the nine months ended September 30, 2005 was as follows:

        Backlog by geographic region (based on destination) at September 30, 2005 was as follows:

Industry Overview

        We estimate that the commercial and business jet cabin interior products and the aerospace-grade fastener distribution industries had combined annual sales in excess of approximately $1.4 billion and $1.0 billion, respectively, during calendar 2004. We estimate that the total worldwide installed base of commercial and general aviation aircraft cabin interior products for the principal products we manufacture was approximately $11 billion as of September 30, 2005.

Commercial Aircraft Industry

        Following the downturn in the airline industry that began in 2001, the commercial airline industry saw an upturn in air travel in 2003, bringing global revenue passenger miles back to 2000 levels. According to IATA, during 2004, the global airline industry expanded airline capacity by approximately 12% in response to an approximate 15% increase in global air traffic. According to IATA, during the nine months ended September 30, 2005, the global airline industry expanded capacity by approximately 7% in response to an approximate 8% increase in global air traffic. We believe increases in passenger traffic, and associated increases in airline capacity, are initially benefiting providers of aftermarket products and services. As the new aircraft delivery cycle begins to gain momentum, increases in original equipment manufacturer production rates are also expected. According to the Airline Monitor, new deliveries of large commercial aircraft are expected to grow to 680 in 2005 from 600 in 2004, and then to 785 in 2006, 825 in 2007, 880 in 2008 and 920 in 2009. In addition, according to the Airline Monitor, approximately 950 twin-aisle aircraft are expected to be delivered during the 2007-2010 period, and Airbus forecasts that twin-aisle aircraft seats will grow from 38% of the total fleet in 2003 to approximately 50% of the total fleet by 2023. An increase in twin-aisle aircraft is important to us as twin-aisle aircraft require up to five-to-eight times the dollar value of products of the type that we manufacture as compared to a single-aisle, or narrow-body, aircraft.

Business Jet Industry

        The business jet industry also experienced a severe downturn following the events of September 11, 2001, reaching a trough in 2003. However, in 2004 579 aircraft were delivered, which represented an increase of 15% over 2003, and recent industry forecasts project significant near-term growth, with total deliveries of 703 aircraft in 2005 and 789 aircraft in 2006, an increase of 40% and 57%, respectively, over the 502 aircraft delivered in 2003. Industry sources estimate that approximately 4,000 business jets will be built during the 2005 through 2010 period.

Competitive Strengths

        We believe that we have a strong competitive position attributable to a number of factors, including the following:

  Large Installed Base.    We have a large installed base of commercial and general aviation cabin interior products, estimated to be approximately $5.0 billion (for our principal products, valued at replacement prices) as of September 30, 2005. Based on our experience in the industry, we believe our installed base is substantially larger than that of our competitors. We believe that our large installed base is a strategic advantage as airlines tend to purchase aftermarket products and services, including spare parts, retrofits and refurbishment programs, from the original supplier of their equipment. As a result, we expect our large installed base to generate continued aftermarket revenue as airlines continue to maintain, evolve and reconfigure their aircraft cabin interiors.

  Operating Leverage and Low Cost Producer.    Our ability to leverage our manufacturing and engineering capabilities has allowed us to expand gross and operating margins. As a result of our cost savings programs implemented following the downturn in the airline industry in 2001, and through our ongoing continuous improvement and lean manufacturing programs, our overall gross margins have increased substantially. For example, our gross margin for the quarter ended September 30, 2005 of 35.3% improved by 250 basis points over the quarter ended September 30, 2004, and our gross margin for the nine months ended September 30, 2005 of 35.0% increased by 270 basis points over the same nine-month period in 2004, reflecting ongoing manufacturing efficiencies and operating leverage at the higher volume of sales. In addition, our operating earnings have been increasing at a faster rate than our net sales. For example, for the nine months ended September 30, 2005, operating earnings grew 44.3% over operating earnings for the nine months ended September 30, 2004, as compared to net sales growth of 14.2% during this same period.

  Focus on Innovation and New Product Development.    We believe, based on our experience in the industry, that we are a technological leader, with the largest research and development organization in the cabin interior products industry. As of September 30, 2005, we had 591 employees in engineering, research, development and program management. We believe our engineering, research and development effort and our on-site technicians at both the airlines and airframe manufacturers enable us to play a leading role in developing and introducing innovative products to meet emerging industry trends and thereby gain early entrant advantages. Our strong focus and continued investment in research and development, even during the industry downturn in 2001-2003, allows us to compete favorably in winning new business awards. For example, we believe our technological leadership and new product development capabilities were a key factor in our ability to grow our backlog to over $1 billion at September 30, 2005, a 63% increase as compared to September 30, 2004. Backlog growth has been driven primarily by international aftermarket demand for retrofit of existing aircraft, which has included program awards in the emerging international super first class cabin interiors market. We believe these and other program awards, coupled with expected follow-on awards for other fleets of existing aircraft for product commonality and competitive purposes, should continue to drive sales growth and market share gains over the 2006-2010 period. Introduction of new products has also led to improvements in the product mix of our current backlog, which, along with our continued focus on lean manufacturing processes and additional operating leverage, is expected to result in continued expansion of our margins.

  Exposure to International Markets.    Our overall net sales are diversified across multiple geographic regions. For the past three years, 49% of our net sales were to customers located outside the United States, with approximately 18% of our net sales for the same period coming from customers in the Asia, Pacific Rim and Middle East regions. International sales as a percentage of total sales is expected to increase significantly since the Asia, Pacific Rim and Middle East regions account for approximately 47% of our current backlog (of which we estimate approximately 48% is deliverable in the next twelve months) and the domestic airlines account for less than 10% of our total backlog at September 30, 2005. We believe this geographic diversification makes us less susceptible to a downturn in a specific geographic region and allows us to take advantage of regional growth trends. For example, the period- over-period air traffic growth rate in the Middle East region of 14% during the nine months ended September 30, 2005 was substantially greater than the air traffic growth rate in North America during the same period.

  Diverse Product Offering and Broad Customer Base.    In addition to serving diverse geographic regions, we also provide a comprehensive line of products and services to a broad customer base. For the nine months ended September 30, 2005, no customer accounted for more than 10% of our net sales and our top 10 customers only accounted for approximately 31% of net sales. We have a broad range of over 200 customers, including most of the world's major airlines. During the nine months ended September 30, 2005, only 6% of sales were to Boeing and Airbus and only 9% were to business jet manufacturers for use in new business jets. Our broad product offering and customer base make us less susceptible to the loss of any one customer or program. We have continued to expand our available products and services based on our belief that the airline industry increasingly will seek an integrated approach to the design, development, integration, installation, testing and sourcing of aircraft cabin interiors. Based on our reputation for quality, service and product innovation, we believe that we are well positioned to serve the world's airlines and aircraft manufacturers and owners and operators of business jets.

  Experience with Complex Regulatory Environment.    The airline industry is heavily regulated. The Federal Aviation Administration prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies, such as the U.K. Civil Aviation Authority and the Japanese Civil Aviation Board, regulate these matters in other countries. In order to sell a subject product or service, it is necessary to obtain the required licenses for the product or service under these various regulations. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be both expensive and time consuming. We have a long history of experience with the complex regulatory environment in which we operate and believe this enables us to efficiently obtain the required approvals for new products and services.

Growth Opportunities

  We believe that we will benefit from the following industry trends:

  Improving Airline Industry Conditions.    Improving worldwide industry conditions are resulting in increased demand for our products and services, as demonstrated by an increase in our bookings of approximately 45% during the nine months ended September 30, 2005 compared to the same period in 2004. At September 30, 2005, our backlog was over $1 billion, an increase of approximately 63% over the backlog levels at September 30, 2004. A majority of the backlog growth over the nine months ended September 30, 2005 was the result of international aftermarket demand for the retrofit of existing aircraft. We expect demand to further increase as industry conditions continue to improve over the course of the next several years.

  Worldwide Air Traffic Growth and Airline Capacity Additions Drive Resurgence in Aftermarket Activities.    Our substantial installed base provides significant ongoing revenues from replacements, upgrades, repairs and the sale of spare parts. For the nine months ended September 30, 2005 and the fiscal year ended December 31, 2004, approximately 59% and 60% of our revenues, respectively, were derived from aftermarket activities. In addition, aftermarket revenues are generally driven by aircraft usage, and as such, they have historically tended to recover more quickly than revenues from original equipment manufactures. As worldwide air traffic grows and airlines add capacity, initially by bringing grounded aircraft back into service and by upgrading and repairing the cabin interiors of existing active aircraft, we expect our aftermarket business to continue to grow. According to IATA, during the nine months ended September 30, 2005, the global airline industry expanded airline capacity by approximately 7% in response to an approximately 8% increase in global air traffic. During this same period, we experienced a 13% increase in aftermarket revenues. In addition, as a result of the severity of the economic downturn in the airline industry following the terrorist attacks of September 11, 2001, many carriers, particularly in the United States, deferred interior maintenance. We believe that the wear-and-tear on cabin interiors caused by these deferrals is creating substantial growth opportunities as a result of pent-up demand for retrofit programs, particularly for the twin-aisle aircraft that service international routes. Based on industry analysts' expectations for airline traffic and our understanding of our customers' cabin interior products requirements, we believe that global aftermarket demand for commercial aircraft cabin interior products of the type that we manufacture should grow at a compounded annual growth rate of approximately 21% over the 2005-2008 period and that total global demand (from both aftermarket and new aircraft) for commercial aircraft cabin interior products of the type that we manufacture should grow at a compounded annual growth rate of approximately 18.5% over this same three-year period.

  Record Backlog Driven by Aftermarket Demand from International Airlines Retrofitting Existing Fleets.    We believe that substantially all of the major international airlines are in the process of upgrading their existing fleets of twin-aisle aircraft. This activity is being driven by both the age of the existing cabin interiors as well as the desire by many of the leading international carriers to achieve a competitive advantage by investing in cabin interior products that incorporate leading comfort amenities and place a strong emphasis on pleasing aesthetics, quality and finish in order to enhance their international passengers' flight experience. As a result, we believe that the life-cycle of premium products, such as our super first class suite of products, premium class seating and mood lighting, will continue to compress as airlines make investments in cabin interior products on a more frequent basis. For example, British Airways selected us to outfit their wide-body fleet with our next generation horizontal lie-flat seats. In 2000, British Airways revolutionized the airline industry by introducing the first horizontal business class lie-flat seats. We believe British Airways' decision to select our next generation horizontal lie-flat seats may accelerate the retrofit cycle for premium class seating products for other airlines operating wide-body aircraft serving international routes.

  Growth of Wide-Body Aircraft Fleet.    According to the Airline Monitor, new deliveries of wide-body aircraft totaled 135 in 2004 and are expected to total approximately 950 aircraft over the 2007-2010 period. Airbus estimates that passenger seating on wide-body and super wide-body aircraft will grow from 38% of seat placements currently to 50% of seat placements in 2023. We expect to benefit from this trend as wide-body aircraft generally carry more than five-to-eight times the dollar value of products of the type that we manufacture as compared to single-aisle, or narrow-body, aircraft.

  Growth of Worldwide Airline Fleet.    As a result of the current and projected growth in worldwide air traffic, deliveries of new aircraft are expected to grow. According to the Airline Monitor, new deliveries of large commercial aircraft grew to 600 aircraft in 2004 from 575 in 2003 and are expected to increase to 680 in 2005, 785 in 2006, 825 in 2007, 880 in 2008 and 920 in 2009. The worldwide fleet of aircraft was approximately 16,400 as of December 31, 2001 and, according to the Airline Monitor, is expected to increase to 40,000 by December 31, 2025. As the size of the fleet expands, demand should also grow for upgrade and refurbishment programs, for cabin interior products and for maintenance products, including spares and fasteners.

  Growth in New Aircraft Introductions Lead to New Cabin Interior Product Introductions and Major Retrofit Opportunities.    Over the past two years, 15 airlines have placed orders for 149 of the new Airbus A380 super wide-body aircraft and 25 airlines have placed orders for 309 of the new Boeing 787 wide-body aircraft. Emirates Airline and Qantas Airways, which together account for 40% of all A380 passenger aircraft orders to date, have selected us to outfit their A380 aircraft with luxurious super first class cabin interiors, including individual passenger compartments, electrically controlled lie flat seating, luxurious cabinetry, and various state of the art lighting products. Additionally, Qantas Airways and Air France have selected us to outfit their A380 Aircraft with next generation lie-flat business class seats, and Singapore Airlines and several other A380 customers have selected us to supply them with our newly-designed oven, refrigeration and beverage maker products. We believe that a number of airlines, including those that have already placed orders to date for next generation wide-body aircraft, are also evaluating their existing wide-body fleets to ensure that they can maintain fleet-wide commonality of cabin interiors as they begin to take delivery of the new aircraft. For example, Emirates Airline has now also selected us to outfit a number of its Boeing 777 wide-body aircraft with our super first class cabin interiors and new horizontal lie-flat business class seats, and Air France has selected us to supply our new A380 business class seats on its Boeing 777 fleet. Although the airlines that placed orders for 309 of the new Boeing 787 wide-body aircraft have not yet begun to place orders for these cabin interiors, we expect to be selected to outfit a significant portion of these aircraft.

  Growth in Business Jet and VIP Aircraft Markets.    Although overall business jet deliveries declined significantly in 2002-2003 period, business jet deliveries increased by 15% in 2004 from deliveries in 2003 and business jet deliveries for the nine months ended September 30, 2005 increased 30% over deliveries for the same period in 2004. We expect several larger business jet types, including the Boeing Business Jet, the Bombardier Challenger, the Global Express and the Global 5000, the Gulfstream 450 and 550, the Falcon 900 and the Falcon 7x, the Airbus Corporate Jet, the Cessna Citation X and the Cessna Citation XLS, to be significant contributors to growth in new general aviation aircraft deliveries in the future. Industry sources estimate that approximately 4,000 business jets will be built between 2005 and 2010, with over 42% projected to be larger business jets. This is important to us because the typical cost of cabin interior products manufactured for a small business jet is approximately $160,000, whereas the interior furnishings for a larger business jet, such as the Boeing Business Jet, could range up to approximately $1.4 million. Advances in engine technology and avionics and the continued development of fractional ownership of executive aircraft are also important growth factors for the business jet market. In addition, because the average age of the more than 13,000 general aviation and VIP aircraft existing today is approximately 16 years, we believe significant cabin interior retrofit and upgrade opportunities exist.

  Opportunity to Substantially Expand Our Addressable Markets through our Fastener Distribution Business.    Our fastener distribution business leverages our key strengths, including marketing and service relationships with most of the world's airlines and airframe manufacturers. Because over 50% of fastener demand is generated by the existing worldwide fleet, demand for fasteners should increase over time as the fleet expands, similar to the market for cabin interior products.

Recent Developments

        As a result of our improving financial performance and outlook and the reduction in interest expense associated with the planned redemption of our 8% Senior Subordinated Notes due 2008 with the proceeds of this offering, as described in "Use of Proceeds," we expect to accelerate the recognition of our domestic deferred tax asset. We expect to recognize a domestic deferred tax asset in the fourth quarter of 2005, resulting in a tax benefit of approximately $50 million and an approximate $22 million increase to additional paid-in capital. In addition, as a result of an expected increase in profitability in our international operations, we anticipate that we will recognize a foreign deferred tax asset in 2006, which would result in an additional tax benefit of approximately $24 million. As a result of the recognition of these deferred tax assets, our expected 2006 tax rate will increase from approximately 9% to approximately 30%, without giving effect to the tax benefit referred to above, which should substantially offset the increase in tax rate during 2006. We will continue to evaluate our domestic and foreign deferred tax assets in light of our future financial performance and outlook.

Business Strategy

        Our business strategy is to maintain a leadership position and to best serve our customers by:

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  Offering broad and innovative products and services in the industry;

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  Offering a broad range of engineering services, including design, integration, installation and certification services, and aircraft reconfiguration along with passenger to freighter conversion services;

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  Pursuing the highest level of quality in every facet of our operations, from the factory floor to customer support;

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  Aggressively pursuing initiatives of continuous improvement of our manufacturing operations to reduce cycle time, lower cost, improve quality and expand our margins; and

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  Pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturer and encompassing our entire product line.

Principal Executive Offices

        Our principal executive offices are located at 1400 Corporate Center Way, Wellington, Florida 33414. Our telephone number at that location is (561) 791-5000. Our website is www.beaerospace.com. Information included on or connected to our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	BE Aerospace, Inc.
Common stock offered	13,000,000 shares
Common stock to be outstanding after this offering	71,827,916 shares
Use of proceeds
We estimate that the net proceeds from the sale of our common stock in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $232.7 million, or $267.8 million if the underwriters exercise their over-allotment option in full.

We intend to use the aggregate net proceeds from this offering, including any proceeds we may receive from the exercise by the underwriters of their over-allotment option, to redeem our $250.0 million aggregate principal amount 8% Senior Subordinated Notes due 2008.

If the aggregate net proceeds from this offering, along with the net proceeds we may receive from the exercise, if any, by the underwriters of their over-allotment option, are insufficient to redeem the 8% Senior Subordinated Notes due 2008 in full, we may use a portion of our available cash, either along with the aggregate net proceeds from this offering or following this offering, to redeem our 8% Senior Subordinated Notes due 2008. See "Use of Proceeds" for more information.
Risk factors
See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Nasdaq National Market symbol	BEAV

        The number of shares of our common stock to be outstanding immediately after the offering is based on shares outstanding as of December 6, 2005 and excludes 7,991,174 shares reserved for issuance under various of our stock option and benefit plans, of which options to purchase 5,132,052 shares at an average option price of $8.50 have been issued and are outstanding. The number of shares outstanding after the offering also assumes that the underwriters' over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an additional 1,950,000 shares and our common stock outstanding after the offering will be 73,777,916.

Summary Financial Data

        This summary financial data is intended only as a convenient reference. We derived the summary financial data for the fiscal years ended December 31, 2004 and December 31, 2003 from our audited financial statements included in our annual report on Form 10-K, which is incorporated by reference in this prospectus supplement. We derived the summary financial data for the three months ended September 30, 2005 and 2004 and for the nine months ended September 30, 2005 and 2004 from our unaudited financial statements included in our quarterly report on Form 10-Q, which is incorporated by reference in this prospectus supplement. Such financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for such periods. The results for the three months ended September 30, 2005 and 2004 and for the nine months ended September 30, 2005 and 2004 are not necessarily indicative of the results to be expected for the entire year. The following financial information is qualified by reference to, and should be read in conjunction with, our historical financial statements, including notes thereto, which are incorporated by reference in this prospectus supplement.

	Three Months Ended		Nine Months Ended		Fiscal Year Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004	12/31/2004	12/31/2003
	(in millions, except per share data)
Statements of Operations Data:
Net sales	$217.1	$183.5	$621.2	$543.9	$733.5	$624.4
Cost of sales	140.5	123.4	403.8	368.4	494.8	453.6

Gross profit	76.6	60.1	217.4	175.5	238.7	170.8
Operating expenses:
Selling, general and administrative	34.0	29.8	97.8	88.4	119.2	105.8
Research, development and engineering	17.2	12.8	50.2	39.0	55.1	44.7

Operating earnings	25.4	17.5	69.4	48.1	64.4	20.3
Interest expense, net	14.8	19.7	44.9	59.4	76.1	70.6
Loss on debt extinguishment(a)	—	—	—	—	8.8	1.2

Earnings (loss) before income taxes	10.6	(2.2)	24.5	(11.3)	(20.5)	(51.5)
Income taxes	0.6	0.5	2.0	1.4	1.5	2.0

Net earnings (loss)	$10.0	$(2.7)	$22.5	$(12.7)	$(22.0)	$(53.5)

Basic net earnings (loss) per share:
Net earnings (loss)	$0.17	$(0.07)	$0.39	$(0.34)	$(0.53)	$(1.49)

Weighted average common shares	58.2	37.5	57.4	37.1	41.7	36.0
Diluted net earnings (loss) per share:
Net earnings (loss)	$0.16	$(0.07)	$0.37	$(0.34)	$(0.53)	$(1.49)

Weighted average common shares	61.2	37.5	60.3	37.1	41.7	36.0
Other Financial Data:
Gross margin	35.3%	32.8%	35.0%	32.3%	32.5%	27.4%
Operating margin	11.7%	9.5%	11.2%	8.8%	8.8%	3.3%
Depreciation and amortization	$7.3	$7.2	$21.7	$21.0	$28.4	$28.3
Capital expenditures (excluding acquisitions)	3.8	3.6	10.9	10.7	14.5	11.2
Cash flows from operations	11.9	(4.1)	9.5	(0.9)	0.3	(25.5)
Cash flows from investing	(3.4)	(2.6)	(6.7)	(21.9)	(26.8)	(10.6)
Cash flows from financing	4.0	0.3	9.7	1.4	(46.0)	24.0
EBITDA(b)	32.7	24.7	91.1	69.1	84.0	47.4

	Three Months Ended		Nine Months Ended		Fiscal Year Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004	12/31/2004	12/31/2003
	(in millions)
Segment Data:
Sales:
Commercial Aircraft	$140.6	$126.0	$404.6	$380.6	$514.1	$455.3
Distribution	43.0	36.6	131.0	107.5	144.2	103.7
Business Jet	33.5	20.9	85.6	55.8	75.2	65.4
Operating earnings (loss):
Commercial Aircraft	14.0	11.3	37.2	30.2	39.8	7.3
Distribution	8.7	6.2	26.5	19.5	25.9	16.9
Business Jet	2.7	—	5.7	(1.6)	(1.3)	(10.2)
Divestiture Settlement	—	—	—	—	—	6.3
Balance Sheet Data (end of period):
Cash and cash equivalents	$87.3	$126.2	$87.3	$126.2	$76.3	$147.6
Working capital	268.4	220.6	268.4	220.6	225.0	274.3
Total assets	1,066.4	1,073.1	1,066.4	1,073.1	1,024.8	1,052.5
Total debt	679.6	880.3	679.6	880.3	680.1	882.0
Stockholders' equity	206.3	24.0	206.3	24.0	182.8	31.9
Pro Forma(c):	Three Months Ended 9/30/2005	Nine Months Ended 9/30/2005	Fiscal Year Ended 12/31/2004
	(in millions, except per share data)
Net earnings (loss)	$14.8	$37.0	$(2.6)
Basic net earnings (loss) per share	$0.21	$0.53	$(0.05)
Diluted net earnings (loss) per share	$0.20	$0.50	$(0.05)
Basic weighted average shares outstanding	71.2	70.4	54.7
Diluted weighted average shares outstanding	74.2	73.3	54.7

(a)
A loss on debt extinguishment of $8.8 for unamortized debt issuance costs, redemption premiums and expenses related to our early retirement of our 9 1/2% Senior Subordinated Notes due November 1, 2008 has been included in our statement of operations for fiscal 2004. A loss on debt extinguishment of $1.2 for unamortized debt issue costs associated with the downsizing of our bank credit facility following the sale of $175.0 of Senior Notes in October 2003 has been included in our statement of operations for fiscal 2003.

(b)
EBITDA is defined as net earnings (loss) as reported, adjusted to add back net interest expense, income taxes and depreciation and amortization. EBITDA is included in this prospectus supplement primarily because investors have expressed an interest in this information, and because it is an additional measure of our operating performance and our ability to service our debt. We use EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. This measure is among the primary indicators used by management as a basis for its planning and forecasting of future periods. We believe this measure is an important indicator of our operational strength and the performance of our business because it provides a link between profitability and operating cash flow. We believe the presentation of EBITDA is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management, helps improve their ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. In addition, we believe this measure is among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

EBITDA should not be viewed as a substitute for or superior to net earnings (loss), cash flow from operations or other data prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, as a measure of our profitability or liquidity. EBITDA is not determined using GAAP. Therefore, it is not necessarily comparable to similarly titled measures provided by other companies.

Pursuant to the requirements of Regulation G, we provide the following table that reconciles EBITDA as presented in this prospectus supplement to net earnings (loss), the most directly comparable GAAP measure.

	Three Months Ended		Nine Months Ended		Fiscal Year Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004	12/31/2004(1)	12/31/2003(1)
	(in millions)
Net earnings (loss), as reported	$10.0	$(2.7)	$22.5	$(12.7)	$(22.0)	$(53.5)
Interest expense, net	14.8	19.7	44.9	59.4	76.1	70.6
Income taxes	0.6	0.5	2.0	1.4	1.5	2.0
Depreciation and amortization	7.3	7.2	21.7	21.0	28.4	28.3

EBITDA	$32.7	$24.7	$91.1	$69.1	$84.0	$47.4

  (1)
  The net loss, as reported includes the loss on debt extinguishment of $8.8 for the fiscal year ended December 31, 2004 and $1.2 for the fiscal year ended December 31, 2003, as described in Note (a) above.

(c)
The pro forma net earnings (loss) and basic and diluted net earnings (loss) per share amounts reflect this offering and the application of the net proceeds of $232.7 million to redeem a portion of our 8% Senior Subordinated Notes due 2008, as described in "Use of Proceeds," as if such transactions occurred on January 1, 2004. If the underwriters exercise their over-allotment option, any additional net proceeds we receive will be used to redeem additional 8% Senior Subordinated Notes due 2008, thereby increasing the anticipated reduction in interest expense.

A reconciliation between reported net earnings (loss) and pro forma net earnings (loss) for fiscal 2004 and the three and nine months ended September 30, 2005 is presented below. We have determined that, as a result of our improving financial performance and outlook and the reduction in interest expense associated with the planned redemption of $232.7 million of our outstanding 8% Senior Subordinated Notes due 2008 with the proceeds of this offering, we expect to accelerate the recognition of a portion of our domestic deferred tax asset during the fourth quarter of 2005. See "Recent Developments." However, we have not reflected the expected impact of recognizing this deferred tax asset, nor have we reflected the aggregate impact on net earnings (loss) of the write-off of the deferred financing costs and discount, net of tax, estimated to be approximately $1.9 million at September 30, 2005 in connection with the redemption of $232.7 million of our 8% Senior Subordinated Notes due 2008.

	Three Months Ended 9/30/2005	Nine Months Ended 9/30/2005	Fiscal Year Ended 12/31/2004
	(in millions)
Net earnings (loss), as reported	$10.0	$22.5	$(22.0)
Reduction of interest expense, net related to redemption of $228.5 million of our 8% Senior Subordinated Notes due 2008	4.8	14.5	19.4

Pro forma net earnings (loss)	$14.8	$37.0	$(2.6)

This summary unaudited pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved had these transactions been completed as of the dates indicated or of the operating results that may be obtained in the future.

RISK FACTORS

        You should carefully consider the risks described below, in addition to the other information in this prospectus supplement and accompanying prospectus, including the documents incorporated by reference, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

        If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

Risks Relating to Our Business

We are directly dependent upon the conditions in the airline and business jet industries and a severe and prolonged downturn could negatively impact our results of operations

        The September 11, 2001 terrorist attacks, SARS and the onset of the Iraq war severely impacted conditions in the airline industry. According to industry sources, in the aftermath of the attacks most major U.S. and a number of international carriers substantially reduced their flight schedules, parked or retired portions of their fleets, reduced their workforces and implemented other cost reduction initiatives. U.S. airlines further responded by decreasing domestic airfares. As a result of the decline in both traffic and airfares following the September 11, 2001 terrorist attacks, and their aftermath, as well as other factors, such as increases in fuel costs and heightened competition from low-cost carriers, the world airline industry lost a total of approximately $35 billion in calendar years 2002-2004, including approximately $5 billion in 2004. The airline industry crisis also caused 22 airlines worldwide to declare bankruptcy or cease operations in the last four years.

        The business jet industry also experienced a severe downturn, driven by weak economic conditions and poor corporate profits. During 2003, three of the major business jet manufacturers reduced or temporarily halted production of a number of aircraft types. While deliveries of new business jets increased in 2004 as compared to 2003, deliveries were down 34% during 2003, as compared to 2001. Business jet deliveries are expected to increase to 789 by 2006, a 36% increase above 2004 deliveries. The rate at which the business jet industry recovers is dependent on corporate profits, the number of used jets on the market and other factors, which could slow the rate of recovery.

        As a result of the foregoing, the domestic U.S. airlines have been seeking to conserve cash in part by deferring or eliminating cabin interior refurbishment programs and deferring or canceling aircraft purchases. This, together with the reduction of new business jet production, caused a substantial contraction in our business during the 2001 through 2003 period. Although the global airline industry began to recover in late 2003 and conditions continue to improve, and the business jet industry is improving as well, additional events similar to those described above or other events could cause a deterioration of conditions in our industry or end the current business cycle.

The airline industry is heavily regulated and failure to comply with applicable laws could reduce our sales, or require us to incur additional costs to achieve compliance, which could reduce our results of operations

        The Federal Aviation Administration (FAA) prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies, such as the U.K. Civil Aviation Authority and the Japanese Civil Aviation Board, regulate these matters in other countries. If we fail to obtain a required license for one of our products or services or lose a license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be both expensive and time consuming.

        From time to time these regulatory agencies propose new regulations. These new regulations generally cause an increase in costs to comply with these regulations. For example, when the FAA first enacted Technical Standard Order C127 in March 1992, requiring that all seats on certain new generation commercial aircraft installed after such date be certified to meet a number of safety requirements, including the ability to withstand a 16 G Force, all seating companies were required to meet these new rules. Compliance with this rule required industry participants to spend millions of dollars on engineering, plant and equipment to comply with the regulation. A number of smaller seating companies decided that they did not have the resources, financial or otherwise, to comply with these rules and they either sold their businesses or ceased operations. To the extent the FAA implements rule changes in the future, we may incur additional costs to achieve compliance.

There are risks associated with our facility consolidation and integration plan, as the failure of our combined operations to perform as expected could lead to a loss of revenues and customers

        During 2003, we completed a comprehensive facility consolidation and integration plan, which reduced our capacity and fixed costs consistent with the lower levels of demand for our products and services following the events of September 11, 2001. This plan involved shutting five principal facilities and transferring the operations to other facilities while maintaining an ongoing business for the transferred operations. While the facility consolidation and integration plan is now complete, there can be no assurance that the results of the implementation of this plan will continue to be as we expect or that we will not incur additional liabilities as a result thereof.

The airline industry is subject to extensive health and environmental regulation, any violation of which could subject us to significant liabilities and penalties

        We are subject to extensive and changing federal, state and foreign laws and regulations establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us or to which we have sent hazardous substances or wastes for treatment, recycling or disposal. We may be subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability at any of our facilities, or at facilities we may acquire.

There are risks inherent in international operations that could have a material adverse effect on our business operations

        While the majority of our operations are based domestically, we have significant manufacturing operations based internationally with facilities in the United Kingdom and the Netherlands, and each of our facilities sells to airlines all over the world. Our customers are located primarily in North America, Europe and the Asia/Pacific Rim region, including Australia, China and New Zealand, and we also have customers in most other geographic regions, including South America and the Middle East. As a result, 40% or more of our net sales for the past three fiscal years were to customers located outside the United States and we expect this percentage to increase in the future.

        In addition, we have a number of subsidiaries in foreign countries (primarily in Europe), which have sales outside the United States. Approximately 30%, 32% and 35%, respectively, of our sales during the nine months ended September 30, 2005, the fiscal year ended December 31, 2004 and the fiscal year ended December 31, 2003 came from our foreign operations. Fluctuations in the value of foreign currencies affect the dollar value of our net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. At September 30, 2005, we reported a cumulative foreign currency translation loss of approximately $2.2 million in stockholders' equity as a result of foreign currency adjustments, and we may incur additional adjustments in future periods. In addition, operating results of foreign subsidiaries are translated into U.S. dollars for purposes of our statement of operations at average monthly exchange rates. Moreover, to the extent that our revenues are not denominated in the same currency as our expenses, our net earnings could be materially adversely affected. For example, a portion of labor, material and overhead costs for goods produced in our production facilities in the United Kingdom and the Netherlands are incurred in British pounds or euros, respectively, but the related sales revenues are generally denominated in U.S. dollars. Changes in the value of the U.S. dollar or other currencies could result in fluctuations in foreign currency translation amounts or the U.S. dollar value of transactions and, as a result, our net earnings could be materially adversely affected.

        Historically we have not engaged in hedging transactions. However, we may engage in hedging transactions in the future to manage or reduce our foreign exchange risk. Our attempts to manage our foreign currency exchange risk may not be successful and, as a result, our results of operations and financial condition could be materially adversely affected.

        Our foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs and other market barriers and political, economic and social instability in the countries where we operate or sell our products and offer our services. The impact of any such events that may occur in the future could subject us to additional costs or loss of sales, which could materially adversely affect our operating results.

Our total assets include substantial intangible assets. The write-off of a significant portion of unamortized intangible assets would negatively affect our results of operations

        Our total assets reflect substantial intangible assets. At September 30, 2005, goodwill and identified intangibles, net, represented approximately 47.3% of total assets. Intangible assets consist principally of goodwill and other identified intangible assets associated with our acquisitions. On at least an annual basis, we assess whether there has been an impairment in the value of goodwill and other intangible assets with indefinite lives. If the carrying value of the asset exceeds the estimated fair value of the related business, an impairment is deemed to have occurred. In this event, the amount is written down accordingly. Under current accounting rules, this would result in a charge to operating earnings. Any determination requiring the write-off of a significant portion of unamortized goodwill and identified intangible assets would negatively affect our results of operations and total capitalization, which could be material.

If we make acquisitions, they may be less successful than we expect, which could have a material adverse effect on our financial condition

        We may consider future acquisitions, some of which could be material to us. We explore and conduct discussions with many third parties regarding possible acquisitions. Our ability to continue to achieve our goals may depend upon our ability to effectively acquire and integrate such companies, to achieve cost efficiencies and to manage these businesses as part of our company. We may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be materially adversely affected by a number of factors beyond our control, such as regulatory developments, general economic conditions, increased competition and the loss of certain customers resulting from the acquisitions. In addition, the process of integrating these businesses could cause difficulties for us, including an interruption of, or loss of momentum in, the activities of our existing business and the loss of key personnel and customers. Further, the benefits that we anticipate from these acquisitions may not develop. Depending upon the acquisition opportunities available, we also may need to raise additional funds through the capital markets or arrange for additional bank financing in order to consummate such acquisitions.

Our substantial indebtedness will require that a significant portion of our cash flow be used for debt service, which will limit our ability to use our cash flow for other areas of our business and could adversely affect the holders of our securities

        As of September 30, 2005, we had approximately $679.6 million of total indebtedness outstanding, representing approximately 77% of total capitalization, and $592.3 million of net indebtedness outstanding (total indebtedness less cash and cash equivalents), representing approximately 74% of net capitalization. After giving pro forma effect to this offering, assuming the underwriters do not exercise their over-allotment option, and the application of the net proceeds therefrom to redeem $232.7 million of our $250.0 million aggregate principal amount outstanding of 8% Senior Subordinated Notes due 2008, as of September 30, 2005, our total indebtedness would have been approximately $447.1 million, representing approximately 51% of our total capitalization, and our net indebtedness would have been approximately $359.8 million, representing approximately 45% of our net capitalization. Subject to the limits contained in our existing bank credit facility and the indentures governing our outstanding senior and senior subordinated notes, we could also incur substantial additional indebtedness in the future.

        As a result of our substantial indebtedness, we have substantial debt service obligations that could have significant consequences to us, including:

  •
  limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of those funds to fund debt service obligations;

  •
  limiting our ability to obtain additional financing to fund our growth strategy, working capital requirements, capital expenditures, acquisitions, debt service requirements or other general corporate requirements;

  •
  increasing our vulnerability to adverse economic and industry conditions; and

  •
  increasing our exposure to interest rate increases because borrowings under our current bank credit facility are, and borrowings under any future bank credit facility could be, at variable interest rates.

        Our ability to satisfy our debt service obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive, and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to meet our debt service obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service requirements. We had net losses for the fiscal years ended December 31, 2004 and 2003, and our earnings were inadequate to cover fixed charges at the end of each of these periods, and for the year ended December 31, 2004 and the nine months ended September 30, 2005, our cash flows provided by operations were only $0.3 million and $9.5 million, respectively. In addition to the debt service requirements of our outstanding indebtedness, we have other demands on our cash resources, including, among others, capital expenditures and operating expenses.

We have significant financial and operating restrictions in our debt instruments that may have an adverse effect on our operations

        The indentures governing our outstanding senior and senior subordinated notes contain numerous financial and operating covenants that limit our ability to incur additional or repay existing indebtedness, to create liens or other encumbrances, to make certain payments and investments, including dividend payments, to engage in transactions with affiliates, to engage in sale/leaseback transactions, to guarantee indebtedness and to sell or otherwise dispose of assets and merge or consolidate with other entities. Agreements governing future indebtedness could also contain significant financial and operating restrictions. Our current bank credit facility contains customary affirmative and negative covenants. A failure to comply with the obligations contained in any current or future agreement governing our indebtedness, including our indentures, could result in an event of default under our current or any future bank credit facility, or such indentures, which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. We are not certain whether we would have, or be able to obtain, sufficient funds to make any required accelerated payments.

We compete with a number of established companies, some of which have significantly greater financial, technological and marketing resources than we do, and we may not be able to compete effectively with these companies

        We compete with numerous established companies. Some of these companies, particularly in the passenger-to-freighter conversion business, have significantly greater financial, technological and marketing resources than we do. Our ability to be an effective competitor will depend on our ability to remain the supplier of retrofit and refurbishment products and spare parts on the commercial fleets on which our products are currently in service. It will also depend on our success in causing our products and the new products we may develop to be selected for installation in new aircraft, including next-generation aircraft, and in avoiding product obsolescence. Our ability to maintain or expand our market position in the passenger-to-freighter conversion business will depend on our success in being selected to convert specific aircraft, our ability to maintain and enhance our engineering design, our certification and program management capabilities and our ability to manufacture a broader range of structural components, connectors and other products used in this business.

Risks Associated with Our Capital Stock

Provisions in our charter documents may discourage potential acquisitions of our company, even those which the holders of a majority of our common stock may favor

        Our restated certificate of incorporation and by-laws contain provisions that may have the effect of discouraging a third party from making an acquisition of us by means of a tender offer, proxy contest or otherwise. Our restated certificate of incorporation and by-laws:

  •
  classify the board of directors into three classes, with directors of each class serving for a staggered three-year period;

  •
  provide that directors may be removed only for cause and only upon the approval of the holders of at least two-thirds of the voting power of our shares entitled to vote generally in the election of such directors;

  •
  require at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors to alter, amend or repeal the provisions relating to the classified board and removal of directors described above;

  •
  permit the board of directors to fill vacancies and newly created directorships on the board;

  •
  restrict the ability of stockholders to call special meetings; and

  •
  contain advance notice requirements for stockholder proposals.

Our rights plan and the ability of our board of directors to issue preferred stock may have the effect of discouraging a takeover attempt not previously approved by the board of directors

        Our board of directors has declared a dividend of one preferred share purchase right for each share of common stock outstanding. A right will also be attached to each share of common stock subsequently issued. The rights will have certain anti-takeover effects. If triggered, the rights would cause substantial dilution to a person or group of persons that acquires more than 15.0% of our common stock on terms not approved by our board of directors. The rights could discourage or make more difficult a merger, tender offer or other similar transaction.

        Under our restated certificate of incorporation, our board of directors also has the authority to issue preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The board of directors could, therefore, issue, without stockholder approval, preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and could make it more difficult for a third party to gain control of us. In addition, under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder," or generally a 15% stockholder, to effect various business combinations with a corporation for a three-year period unless previously approved by our board of directors.

You may not receive cash dividends on our shares of common stock

        We have never paid a cash dividend and do not plan to pay cash dividends on our common stock in the foreseeable future. We intend to retain our earnings to finance the development and expansion of our business and to repay indebtedness. Also, our ability to declare and pay cash dividends on our common stock is restricted by covenants in our outstanding notes. Our current bank credit facility also contains customary covenants, which include covenants restricting our ability to declare and pay cash dividends.

If the price of our common stock continues to fluctuate significantly, you could lose all or part of any investment in our common stock

        The price of our common stock is subject to sudden and material increases and decreases, and decreases could adversely affect investments in our common stock. For example, since the beginning of 2003, the closing sale price of our common stock has ranged from a low of $1.25 to a high of $19.47. The price of our common stock could fluctuate widely in response to:

  •
  our quarterly operating results;

  •
  changes in earnings estimates by securities analysts;

  •
  changes in our business;

  •
  changes in the market's perception of our business;

  •
  changes in the businesses, earnings estimates or market perceptions of our competitors or customers;

  •
  changes in airline industry or business jet industry conditions;

  •
  changes in general market or economic conditions; and

  •
  changes in the legislative or regulatory environment.

        In addition, the stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $232.7 million. If the underwriters exercise their over-allotment option in full to purchase 1,950,000 additional shares of our common stock, we estimate the aggregate net proceeds to us from this offering will be approximately $267.8 million.

        We intend to use the net proceeds of the offering to redeem our 8% Senior Subordinated Notes due 2008. If the underwriters exercise their over-allotment option, we intend to use any additional net proceeds to redeem any outstanding 8% Senior Subordinated Notes due 2008 to the extent of such additional net proceeds. As of September 30, 2005, the outstanding principal amount of 8% Senior Subordinated Notes due 2008 was $250.0 million. If the aggregate net proceeds from this offering, along with the net proceeds we may receive from the exercise, if any, by the underwriters of their over-allotment option, are insufficient to redeem the 8% Senior Subordinated Notes due 2008 in full, we may use a portion of our available cash, either along with the aggregate net proceeds from this offering or following this offering, to redeem our 8% Senior Subordinated Notes due 2008.

        To the extent the aggregate net proceeds from this offering exceeds the aggregate principal amount outstanding of 8% Senior Subordinated Notes due 2008, as a result of the exercise by the underwriters of their over-allotment option, we will use any excess net proceeds from this offering for working capital and general corporate purposes.

        The terms of the indenture governing the 8% Senior Subordinated Notes due 2008 permits us to redeem the 8% Senior Subordinated Notes due 2008 without payment of any premium with 30 days notice and the payment of all accrued and unpaid interest to the date of redemption. We intend to deliver a notice of redemption following the completion of this offering. Any 8% Senior Subordinated Notes due 2008 not redeemed in connection with this offering will continue to remain outstanding.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is quoted on the Nasdaq National Market under the symbol "BEAV." On December 6, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $19.47 per share. The following table sets forth, for the periods indicated, the high and low closing sale prices of our common stock as reported on the Nasdaq National Market.

	High	Low
2003:
Full year	6.15	1.25
First quarter	3.89	1.25
Second quarter	3.76	1.60
Third quarter	5.62	2.67
Fourth quarter	6.15	4.27
2004:
Full year	11.88	5.30
First quarter	7.37	5.30
Second quarter	7.58	5.93
Third quarter	11.85	6.46
Fourth quarter	11.88	8.58
2005:
First quarter	12.89	9.78
Second quarter	16.03	10.45
Third quarter	17.67	14.30
Fourth quarter (through December 6, 2005)	19.47	16.17

        We have never paid cash dividends and have no current plans to pay any dividends on our common stock in the foreseeable future. Our ability to declare and pay cash dividends on our common stock is restricted by the covenants in our outstanding notes and in our current bank credit facility.

CAPITALIZATION

        The following table presents our unaudited capitalization as of September 30, 2005:

  •
  on an actual basis;

  •
  as adjusted to reflect the sale of 13,000,000 shares of our common stock by us, at the public offering price of $19.00 per share, and to reflect the redemption of $232.7 million of our 8% Senior Subordinated Notes due 2008, as described in "Use of Proceeds," as if the offering and the redemption had occurred as of September 30, 2005.

        This table should be read in conjunction with "Use of Proceeds" and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, both of which are incorporated by reference in this prospectus supplement.

	September 30, 2005
	Actual	As Adjusted(1)
	(in millions, except share data)
Cash and cash equivalents(1)	$87.3	$87.3

Short-term debt, including current maturities of long-term debt	1.5	1.5

Long-term debt, excluding current maturities:
8 1/2% Senior Notes due 2010	175.0	175.0
8% Senior Subordinated Notes due 2008(1)	249.8	17.3
8 7/8% Senior Subordinated Notes due 2011	250.0	250.0
Other long-term debt	3.3	3.3

Total long-term debt	678.1	445.6

Stockholders' equity
Preferred Stock, $0.01 par value, 1.0 million shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common Stock, $0.01 par value, 100.0 million shares authorized, 58.5 million shares issued and outstanding, actual; 100.0 million shares authorized, 71.5 million issued and outstanding, as adjusted	0.6	0.7
Additional paid-in capital	590.4	822.9
Accumulated deficit(2)	(382.5)	(384.3)
Accumulated other comprehensive loss	(2.2)	(2.2)

Total stockholders' equity	206.3	437.1

Total capitalization	$885.9	$884.2

(1)
If the underwriters exercise their over-allotment option in full, we will use the additional net proceeds received therefrom of approximately $35.1 million to redeem the $17.3 million principal amount of 8% Senior Subordinated Notes due 2008 that remain outstanding. The excess cash of approximately $17.8 million following such redemption will increase cash and cash equivalents. If the aggregate net proceeds from this offering, along with the net proceeds we may receive from the exercise, if any, by the underwriters of their over-allotment option, are insufficient to redeem the 8% Senior Subordinated Notes due 2008 in full, we may use a portion of our available cash, either along with the aggregate net proceeds from this offering or following this offering, to redeem 8% Senior Subordinated Notes due 2008. To the extent we use available cash to redeem 8% Senior Subordinated Notes due 2008, cash and cash equivalents would be reduced by the amount of available cash used for any such redemption. Any 8% Senior Subordinated Notes due 2008 not redeemed will remain outstanding. See "Use of Proceeds" for more information.

(2)
As adjusted reflects the write-off of the deferred financing cost and discount, net of tax, of $1.9 million in connection with the redemption of $232.7 million of our 8% Senior Subordinated Notes due 2008. As adjusted does not reflect a deferred tax asset we expect to recognize in the fourth quarter of 2005. See "Recent Developments" for more information.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following discussion is a general summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to "Non-U.S. Holders." As used herein, a Non-U.S. Holder means a beneficial owner of our common stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets (i.e., generally, for investment). For U.S. federal income tax purposes, a U.S. person includes:

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  an individual who is a citizen or resident of the United States;

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  a corporation or partnership (or other business entity treated as a corporation or partnership for such purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source; or

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  a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (B) otherwise has elected to be treated as a U.S. domestic trust.

If a partnership holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

        This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position and does not consider U.S. state and local or non-U.S. tax consequences. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, persons that hold our common stock as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service ("IRS") and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

        This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of holding and disposing of our common stock.

U.S. Trade or Business Income

        For purposes of this discussion, dividend income and gain on the sale or other taxable disposition of our common stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as is applicable to a U.S. person. Any U.S. trade or business income derived by a Non-U.S. Holder that is a corporation also may be subject to a "branch profits tax" at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Dividends

        Distributions of cash or property that we pay will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder's tax basis in our common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

        The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as defined above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

Dispositions of our Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock unless:

  •
  the gain is U.S. trade or business income, as defined above;

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

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  we are or have been a "U.S. real property holding corporation" (a "USRPHC") under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for our common stock.

        In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our common stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our common stock, provided that our common stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our common stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of our common stock.

U.S. Federal Estate Taxes

        Shares of our common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

        We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated December 6, 2005, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and UBS Securities LLC are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse First Boston LLC	5,431,400
UBS Securities LLC	5,431,400
Friedman, Billings, Ramsey & Co., Inc.	624,000
Stephens Inc.	624,000
SG Cowen & Co., LLC	499,200
CIBC World Markets Corp.	130,000
D.A. Davidson & Co. Inc.	130,000
Jefferies & Company, Inc.	130,000

Total	13,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,950,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.57 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering, the representative underwriters may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation we will pay:

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Underwriting discounts and commissions paid by us	$0.95	$0.95	$12,350,000	$14,202,500

        We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $2 million.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock or publicly disclose any intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC and UBS Securities LLC for a period of 90 days after the date of this prospectus supplement, except issuances of shares of common stock or grants or options to purchase shares of common stock under employee benefit plans existing on the date of this prospectus supplement, issuances of shares of common stock pursuant to the exercise of options outstanding on the date of this prospectus supplement and the issuance of shares of common stock as consideration for the purchase by us of any business or assets to parties who agree to be bound by the restrictions described in this paragraph.

        Our chairman, chief executive officer and chief financial officer and our directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC and UBS Securities LLC for a period of 90 days after the date of this prospectus supplement.

        The 90-day restricted period described in the prior two paragraphs will be automatically extended if (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that a material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        We have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Some of the underwriters and their respective affiliates have in the past provided, and may provide in the future, investment banking and other financial services for us in the ordinary course of business for which they have received, and would receive, customary compensation.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares of common stock in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, a naked short position, and the position can only be closed out by buying shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  •
  In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        The shares of common stock are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

        Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the shares of common stock directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the shares of common stock, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of common stock to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares of common stock to the public" in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each of the underwriters has represented and agreed that:

  •
  it has not made or will not make an offer of shares of common stock to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as

    amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

  •
  it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

        Each person who is in possession of this prospectus supplement is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the "Act") of the Federal Republic of Germany has been or will be published with respect to our shares of common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our shares of common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

        The shares of common stock are being issued and sold outside the Republic of France and each of the underwriters represents that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the shares of common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998.

        Our shares of common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities situated in the Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, "Professional Investors"), provided that in the offer, prospectus and any other documents or advertisements in which a forthcoming offering of our shares of common stock is publicly announced (whether electronically or otherwise) in the Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our shares of common stock, and this prospectus supplement, the accompanying prospectus or any other offering material relating to our shares of common stock may not be considered an offer or the prospect of an offer to sell or exchange our shares of common stock.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

        By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, the purchaser is purchasing as principal and not as agent,

  •
  the purchaser has reviewed the text above under Resale Restrictions, and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information are available on request.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser, and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of the common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby and certain other legal matters in connection with this offering will be passed upon for us by Shearman & Sterling LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will pass upon certain legal matters in connection with this offering for the underwriters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the office of Nasdaq Operations, 1735 K Street, Washington, D.C. 20006.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the information incorporated by reference is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, and later information that we file with the SEC will automatically update and supersede this information.

        This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included in or delivered with this document:

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

  •
  Our definitive Proxy Statement filed April 29, 2005; and

  •
  Our current reports on Form 8-K filed April 22, 2005, July 26, 2005, November 14, 2005 and December 5, 2005.

        Our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01 of Form 8-K, which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus) and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our Internet website is located at http://www.beaerospace.com. You also may request a copy of these filings, at no cost, by writing or telephoning our General Counsel at the following address:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: General Counsel
(561) 791-5000

        We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering made hereby, other than any portion of a Current Report on Form 8-K that has been "furnished" under Items 2.02 and 7.01 of Form 8-K (and any related exhibits).

PROSPECTUS

BE AEROSPACE, INC.

Up to $500,000,000 of
Common Stock
Preferred Stock
Convertible Preferred Stock
Warrants to Purchase Common Stock or Debt Securities
Debt Securities
Convertible Debt Securities

        We may offer and sell, from time to time, in one or more offerings, any combination of the debt and equity securities we describe in this prospectus having a total initial offering price not exceeding $500,000,000.

        We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement in an accompanying prospectus supplement. We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities offered, before you make your investment decision.

        Our common stock is quoted on the Nasdaq National Market under the symbol "BEAV." On February 11, 2004, the last reported bid price of our common stock on the Nasdaq National Market was $6.70 per share.

        We have not yet determined whether any of our debt securities or preferred stock will be listed on any exchange or over-the-counter market. If we decide to seek listing of such securities, a prospectus supplement relating to such securities will identify such exchange or market.

        Investing in our securities involves risks, see "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2004

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, we may sell from time to time, in one or more offerings, up to $500,000,000 of any of the securities described in this prospectus.

        In this prospectus we use the terms "BE Aerospace," "we," "us," and "our" to refer to BE Aerospace, Inc., a Delaware corporation.

        This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the office of Nasdaq Operations, 1735 K Street, Washington, D.C. 20006.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

        The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

        The following documents, which have been filed with the SEC, are incorporated by reference into this prospectus (excluding any portions of such documents that have been "furnished" but not "filed"):

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  Our annual report on Form 10-K for the ten-month transition period ended December 31, 2002;

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  Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

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  Our revised definitive Proxy Statement dated April 25, 2003;

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  Our current reports on Form 8-K dated January 23, 2003; February 11, 2003; March 5, 2003 (only with respect to information reported under Item 5); April 21, 2003 (only with respect to information reported under Item 5); July 21, 2003 (only with respect to information reported under Item 5); September 26, 2003 (only with respect to information reported under Item 5);

    September 29, 2003; October 2, 2003; and October 22, 2003 (only with respect to information reported under Item 5);

  •
  the description of our common stock appearing in our Amendment No. 1 to Form 8-A filed April 20, 1990 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any subsequent amendment or any report filed for the purposes of updating such description; and

  •
  the description of our Series A Junior Participating Preferred Stock Rights (currently traded with our common stock) appearing in our Form 8-A filed November 18, 1998 pursuant to Section 12 of the Exchange Act.

        Our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our Internet website is located at http://www.beaerospace.com. You also may request a copy of these filings, at no cost, by writing or telephoning our General Counsel at the following address:

  BE Aerospace, Inc.
  1400 Corporate Center Way
  Wellington, FL 33414
  Attention: General Counsel
  (561) 791-5000

        We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) on or after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (2) after the date of this prospectus and prior to the termination of the offering made hereby, other than any portion of a Current Report on Form 8-K that have been "furnished" but not "filed" under Item 9 or Item 12 (and any related exhibits).

        Any statement contained in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operation and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain, or will contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, including statements regarding implementation and expected benefits of lean manufacturing and continuous improvement programs, our dealings with customers and partners, the consolidation of facilities, reduction of our workforce, integration of acquired businesses, ongoing capital expenditures, the impact of the large number of indefinitely grounded aircraft on demand for our products and our underlying assets, the adequacy of funds to meet our capital requirements, the ability to refinance our indebtedness, if necessary, the reduction of debt, the potential impact of new accounting pronouncements and the impact on our business from the September 11, 2001 terrorist attacks, SARS outbreak and war in Iraq. These forward-looking statements include risks and uncertainties, and our actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those under the heading "Risk Factors" in this prospectus, as well as future events that may have the effect of reducing our available operating income and cash balances, such as unexpected operating losses, the impact of rising fuel prices on our airline customers, outbreaks or escalations of national or international hostilities, terrorist attacks, prolonged health issues which reduce air travel demand (e.g., SARS), delays in, or unexpected costs associated with, the integration of our acquired or recently consolidated businesses, conditions in the airline industry, changing conditions in the business jet industry, problems meeting customer delivery requirements, our success in winning new or expected refurbishment contracts from customers, capital expenditures, cash expenditures related to possible future acquisitions, facility closures, product transition costs, labor disputes involving us, our significant customers or airframe manufacturers, the possibility of a write-down of intangible assets, delays or inefficiencies in the introduction of new products or fluctuations in currency exchange rates.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should not be considered in isolation and you should make your investment decision only after carefully reading the entire prospectus and the documents incorporated by reference.

ABOUT THE COMPANY

General

        Based on our experience in the industry, we believe we are the world's largest manufacturer of cabin interior products for commercial aircraft and business jets and a leading aftermarket distributor of aerospace fasteners. We sell our manufactured products directly to virtually all of the world's major airlines and airframe manufacturers and to a wide variety of business jet customers. In addition, based on our experience, we believe that we have achieved leading global market positions in each of our major product categories, which include:

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  commercial aircraft seats, including an extensive line of first class, business class, tourist class and regional aircraft seats;

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  a full line of aircraft food and beverage preparation and storage equipment, including coffeemakers, water boilers. beverage containers, refrigerators, freezers, chillers and microwave, high heat convection and steam ovens;

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  both chemical and gaseous aircraft oxygen delivery systems;

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  business jet and general aviation interior products, including an extensive line of executive aircraft seats, direct and indirect overhead lighting systems, oxygen delivery systems, air valve systems, high-end furniture and cabinetry; and

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  a broad line of fasteners, consisting of over 100,000 Stock Keeping Units (SKUs).

        We also design, develop and manufacture a broad range of cabin interior structures and provide comprehensive aircraft cabin interior reconfiguration and passenger-to-freighter conversion engineering services and component kits.

        We generally derive our revenues from two primary sources: refurbishment or upgrade programs for the existing worldwide fleets of commercial and general aviation aircraft and new aircraft deliveries. Historically, approximately 60% of our revenues are from the aftermarket and 40% are from new aircraft deliveries. We believe our large installed base of products, estimated to be over approximately $4.9 billion as of September 30, 2003 (valued at replacement prices), is substantially larger than that of our competitors. We believe our large installed base gives us a significant advantage over our competitors in obtaining orders both for spare parts and for refurbishment programs due to the tendency of the airlines to purchase equipment for such programs from the original supplier.

        We generated approximately 50% of our total revenues from sales outside the U.S. for the nine month period ended September 30, 2003, with approximately 26% of total revenues generated in Europe and approximately 18% in Asia (including Australia and New Zealand). This geographic diversity allows us to serve all of the world's major airlines and airframe manufacturers.

        New product development is a strategic tool for our company. Our customers regularly request that we engage in new product development and enhancement activities. We believe that these activities, if properly focused and managed, will protect and enhance our leadership position. Research, development and engineering spending have been approximately 6.0%-7.0% of net sales for the past several years, and is expected to remain at that level for the foreseeable future.

Principal Executive Offices

        Our principal executive offices are located at 1400 Corporate Center Way, Wellington, Florida 33414. Our telephone number at that location is (561) 791-5000. You may also obtain additional information about us from our website, www.beaerospace.com. Information on our website is not part of this prospectus.

        For more information about our company, you may also refer to the information described under the heading "Where You Can Find More Information."

Recent Developments

        On October 7, 2003, we completed, through a private placement, the sale of $175.0 million of 8.5% senior notes due 2010. The net proceeds of approximately $168.9 from this financing were used in part to repay all borrowings under our current bank credit facility, and the remaining proceeds will be used for general corporate purposes. In connection with the notes offering, effective on October 7, 2003 we amended our current bank credit facility, reducing total commitments to $50.0 million, of which $42.6 million is currently available, reflecting letters of credit totaling $7.4 million.

RISK FACTORS

        You should carefully consider the risks described below, in addition to the other information in this prospectus, before making a decision to invest in our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

        If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

We are directly dependent upon the conditions in the airline and business jet industries and a severe and prolonged downturn could negatively impact our results of operations

        The September 11, 2001 terrorist attacks have severely impacted conditions in the airline industry. According to industry sources, since such attacks most major U.S. and a number of international carriers have substantially reduced their flight schedules, parked or retired portions of their fleets, reduced their workforce and implemented other cost reduction initiatives. The airlines have further responded by decreasing domestic airfares. As a result of the decline in both traffic and airfares following the September 11, 2001 terrorist attacks, and their aftermath, as well as other factors, such as the weakening economy and increases in fuel costs, the world airline industry lost a total of $25 billion in calendar 2001 and 2002. The airline industry crisis also caused 17 airlines worldwide to declare bankruptcy or cease operations in the past two years. The onset of war in Iraq and the Severe Acute Respiratory Syndrome (SARS) virus outbreak during the first quarter of 2003 further adversely affected the world airline industry. Estimates indicate that the U.S. airlines alone could lose nearly $11 billion during calendar 2003 as a result of the combined impact of these recent events.

        The business jet industry has also been experiencing a severe downturn, driven by weak economic conditions and poor corporate profits. In late 2002, three business jet manufacturers announced plans to reduce or temporarily halt production of a number of aircraft types. Business jet airframe manufacturers announced further planned production cuts in early 2003. Deliveries of new business jets were down 33% for the first half of 2003 compared to the same period a year ago, and are expected to remain depressed for the foreseeable future, according to industry forecasts.

        As a result of the foregoing, the airlines have been seeking to conserve cash in part by deferring or eliminating cabin interior refurbishment programs and deferring or canceling aircraft purchases. This, together with the reduction of new business jet production, has caused a substantial contraction in our business, the extent and duration of which cannot be determined at this time. We expect these adverse industry conditions to have a material adverse impact on our results of operations and financial condition until such time as conditions in the commercial airline and business jet industries improve. Additional events similar to those above could delay any recovery in the industry. While management has developed and implemented what it believes is an aggressive cost reduction plan to counter these difficult conditions, it cannot guarantee that the plans are adequate or will be successful.

The airline industry is heavily regulated and failure to comply with applicable laws could reduce our sales, or require us to incur additional costs to achieve compliance, which could reduce our results of operations

        The Federal Aviation Administration prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies, such as the U.K. Civil Aviation Authority and the Japanese Civil Aviation Board, regulate these matters in other countries. If we fail to obtain a required license for one of our products or services or lose a license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed. àIn addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be both expensive and time consuming.

        From time to time the FAA proposes new regulations. These new regulations generally cause an increase in costs to comply with these regulations; when the FAA first enacted Technical Standard Order C127, all seating companies were required to meet these new rules. Compliance with this rule required industry participants to spend millions of dollars on engineering, plant and equipment to comply with the regulation. A number of smaller seating companies decided that they did not have the resources, financial or otherwise, to comply with these rules and they either sold their businesses or ceased operations.

        To the extent the FAA implements rule changes in the future, we may incur additional costs to achieve compliance.

There are risks associated with our facility consolidation and integration program; failure of our combined operations to perform as expected could lead to a loss of revenues and customers

        We have implemented a comprehensive facility consolidation and integration plan designed to reduce our capacity and fixed costs consistent with current demand and anticipated demand. This plan involved shutting five principal facilities, and transferring the operations to other facilities while maintaining an ongoing business for the transferred operations. If the results of implementing this plan are not as we expected, our costs may be higher than we currently anticipate or we may incur delays in delivering products to our customers or the quality of such products may suffer. This may adversely impact our results of operations and financial condition. While the facility consolidation program is complete as of the date of this prospectus, there can be no assurance that the results of the implementation of this plan will continue to be as we expected or that we will not incur liabilities as a result thereof.

The airline industry is subject to extensive health and environmental regulation, any violation of which could subject us to significant liabilities and penalties

        We are subject to extensive and changing federal, state and foreign laws and regulations establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us or to which we have sent hazardous substances or wastes for treatment, recycling or disposal. We may be subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability at any of our facilities, or at facilities we may acquire.

We compete with a number of established companies, some of which have significantly greater financial, technological and marketing resources than we do and we may not be able to compete effectively with these companies

        We compete with numerous established companies. Some of these companies, particularly in the passenger-to-freighter conversion business, have significantly greater financial, technological and marketing resources than we do. Our ability to be an effective competitor will depend on our ability to remain the supplier of retrofit and refurbishment products and spare parts on the commercial fleets on which our products are currently in service. It will also depend on our success in causing our products to be selected for installation in new aircraft, including next-generation aircraft, and in avoiding product obsolescence. Our ability to maintain or expand our market position in the passenger-to-freighter conversion business will depend on our success in being selected to convert specific aircraft, our ability to maintain and enhance our engineering design, our certification and program management capabilities and our ability to manufacture a broader range of structural components, connectors and fasteners used in this business.

There are risks inherent in international operations that could have a material adverse effect on our business operations

        While the majority of our operations are based domestically, each of our facilities sells to airlines all over the world. Our customers are located primarily in North America, Europe and the Asia/Pacific Rim region, including Australia and New Zealand, and we also have customers in most other geographic regions, including South America and the Middle East. As a result, 40% or more of our consolidated sales for the past three fiscal years were to airlines located outside the United States. In addition, we have a number of subsidiaries in foreign countries (primarily in Europe), which have sales outside the United States. Approximately 35% and 28%, respectively, of our sales during the nine months ended September 30, 2003 and transition period ended December 31, 2002 came from our foreign operations. Fluctuations in the value of foreign currencies affect the dollar value of our net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. At September 30, 2003 we reported a cumulative foreign currency translation amount of $(6.5) in stockholders' equity as a result of foreign currency adjustments, and we may incur additional adjustments in future periods. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. If in the future a substantial majority of our sales were not denominated in the currency of the country of product origin, we could face increased currency risk. Also, changes in the value of the U.S. dollar or other currencies could result in fluctuations in foreign currency translation amounts or the U.S. dollar value of transactions and, as a result, our net earnings could be adversely affected. Our exposure to currency fluctuations arise from labor, material and overhead costs for goods produced in our Holland, England and Ireland production facilities, which are generally denominated in British pounds or Euros.

        Historically we have not engaged in hedging transactions. However, we may engage in hedging transactions in the future to manage or reduce our foreign exchange risk. However, our attempts to manage our foreign currency exchange risk may not be successful and, as a result, our results of operations and financial condition could be adversely affected.

        Our foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs and other market barriers and political and economic instability in the countries where we operate. Due to our foreign operations we could be subject to such factors in the future and the impact of any such events that may occur in the future could subject us to additional costs or loss of sales, which could adversely affect our operating results.

Our total assets include substantial intangible assets. The write-off of a significant portion of unamortized intangible assets would negatively affect our results of operations

        Our total assets reflect substantial intangible assets. At September 30, 2003, goodwill and identified intangibles, net, represented approximately 52.8% of total assets. Intangible assets consist of goodwill and other identified intangible assets associated with our acquisitions, representing the excess of cost over the fair value of tangible assets we have acquired since 1989. We may not be able to realize the value of these assets. Goodwill and other intangible assets with indefinite lives are not amortized, but are reviewed at least annually for impairment. Acquired intangible assets with definite lives are amortized over their individual useful lives. In addition to goodwill, our intangible assets with indefinite lives consist of the M & M trademark. In accordance with SFAS No. 142, the goodwill and trademark with indefinite lives that were being amortized over periods ranging from 30 to 40 years follow the non-amortization approach beginning February 24, 2002. On at least an annual basis, we assess whether there has been an impairment in the value of goodwill and other intangible assets with indefinite lives. If the carrying value of the asset exceeds the estimated fair value of the related business, an impairment is deemed to have occurred. In this event, the amount is written down accordingly. Under current accounting rules, this would result in a charge to operating earnings. Any determination requiring the write-off of a significant portion of unamortized goodwill and identified intangible assets would negatively affect our results of operations and total capitalization, which could be material.

If we make acquisitions, they may be less successful than we expect which could have a material adverse effect on our financial condition

        We may consider future acquisitions, some of which could be material to us. We continually explore and conduct discussions with many third parties regarding possible acquisitions, although we have no current intentions of pursuing or making any material acquisitions in the near future. Our ability to continue to achieve our goals may depend upon our ability to effectively integrate such companies, to achieve cost efficiencies and to manage these businesses as part of our company. We may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be adversely affected by a number of factors beyond our control, such as regulatory developments, general economic conditions, increased competition and the loss of certain customers resulting from the acquisitions. In addition, the process of integrating these businesses could cause difficulties for us, including an interruption of, or loss of momentum in, the activities of our existing business and the loss of key personnel and customers. Further, the benefits that we anticipate from these acquisitions may not develop. Depending upon the acquisition opportunities available, we also may need to raise additional funds or arrange for additional bank financing in order to consummate such acquisitions.

Our substantial indebtedness could limit our ability to obtain additional financing and adversely effect the holders of our securities

        As of September 30, 2003, we had approximately $787.6 million of total indebtedness outstanding, representing approximately 95% of total capitalization, and $727.2 million of net indebtedness (total indebtedness less cash and cash equivalents) outstanding, representing approximately 87% of total capitalization. After giving pro forma effect to the offering of our 8.5% senior notes due 2010, completed on October 7, 2003, and the application of the net proceeds therefrom, as of September 30, 2003, our total indebtedness would have aggregated approximately $883.6 million, representing approximately 95% of total capitalization, and our net indebtedness (total indebtedness less cash and cash equivalents) would have aggregated approximately $733.3 million, representing approximately 79% of total capitalization. Subject to the limits contained in our existing bank credit facility and the indentures governing our outstanding senior subordinated notes, we could also incur substantial additional indebtedness in the future.

        The degree of our leverage could adversely effect the holders of our securities, by:

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  limiting our ability to obtain additional financing to fund our growth strategy, working capital requirements, capital expenditures, acquisitions, debt service requirements or other general corporate requirements; and

  •
  increasing our exposure to interest rate increases because borrowings under our current bank credit facility are, and borrowings under any future bank credit facility could be, at variable interest rates.

Our substantial indebtedness will require that a significant portion of our cash flow be used for debt service, which will limit our ability to use our cash flow for other areas of our business and could adversely affect the holders of our securities

        As a result of our substantial indebtedness, we have substantial debt service obligations that could have significant consequences to holders of our securities, including:

  •
  limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of those funds to fund debt service obligations; and

  •
  increasing our vulnerability to adverse economic and industry conditions.

        Our ability to satisfy our debt service obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive, and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to meet our debt service obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service requirements. For the nine months ended September 30, 2003, our cash flows from operations were $(21.2) million. We had net losses of $34.0 million for the nine-month period ended September 30, 2003 and at the end of the same period our earnings were inadequate to cover fixed charges by $31.8 million. We have had net losses for, and inadequate fixed charge coverage ratios at the end of, each fiscal period since the third quarter of fiscal 2002. Our recurring net losses are primarily due to the very substantial change in operating conditions in the airline industry following the terrorist attacks on September 11, 2001 and the resulting costs associated with our corporate restructuring, including plant closings and personnel reductions, as well as the war with Iraq, the SARs outbreak and the recent severe downturn in industry conditions in the business jet industry. In addition to the debt service requirements of our outstanding indebtedness, we have other demands on our cash resources, including, among others, capital expenditures and operating expenses.

We have significant financial and operating restrictions in our debt instruments that may have an adverse effect on our operations

        The indentures governing our outstanding senior and senior subordinated notes contain numerous financial and operating covenants that limit our ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, including dividend payments, to engage in transactions with affiliates, to engage in sale/leaseback transactions, to guarantee indebtedness and to sell or otherwise dispose of assets and merge or consolidate with other entities. Agreements governing future indebtedness could also contain significant financial and operating restrictions. Our current bank credit facility contains customary affirmative and negative covenants. A failure to comply with the obligations contained in any current or future agreement governing our indebtedness, including our indentures, could result in an event of default under our current or any future bank credit facility, or such indentures, which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments.

Provisions in our charter documents may discourage potential acquisitions of our company, even those which the holders of a majority of our common stock may favor

        Our restated certificate of incorporation and by-laws contain provisions that may have the effect of discouraging a third party from making an acquisition of us by means of a tender offer, proxy contest or otherwise. Our restated certificate of incorporation and by-laws:

  •
  classify the board of directors into three classes, with directors of each class serving for a staggered three-year period;

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  provide that directors may be removed only for cause and only upon the approval of the holders of at least two-thirds of the voting power of our shares entitled to vote generally in the election of such directors;

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  require at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors to alter, amend or repeal the provisions relating to the classified board and removal of directors described above;

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  permit the board of directors to fill vacancies and newly created directorships on the board;

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  restrict the ability of stockholders to call special meetings; and

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  contain advance notice requirements for stockholder proposals.

Our rights plan and provisions in our charter documents could make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the board of directors

        Our board of directors has declared a dividend of one preferred share purchase right for each share of common stock outstanding. A right will also be attached to each share of common stock subsequently issued. The rights will have certain anti-takeover effects. If triggered, the rights would cause substantial dilution to a person or group of persons that acquires more than 15.0% of our common stock on terms not approved by our board of directors. The rights could discourage or make more difficult a merger, tender offer or other similar transaction.

        Under our restated certificate of incorporation, our board of directors also has the authority to issue preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The board of directors could, therefore, issue, without stockholder approval, preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and could make it more difficult for a third party to gain control of us. In addition, under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder," or generally a 15% stockholder, to effect various business combinations with a corporation for a three-year period.

You may not receive cash dividends on our shares of common stock

        We have never paid a cash dividend and do not plan to pay cash dividends on our common stock in the foreseeable future. We intend to retain our earnings to finance the development and expansion of our business and to repay indebtedness. Also, our ability to declare and pay cash dividends on our common stock is restricted by covenants in our outstanding notes. Our current bank credit facility also contains customary covenants, which include covenants restricting our ability to declare and pay cash dividends.

If the price of our common stock continues to fluctuate significantly, you could lose all or part of any investment in our common stock

        The price of our common stock is subject to sudden and material increases and decreases, and decreases could adversely affect investments in our common stock. For example, since the beginning of 2002, the closing price of our common stock has ranged from a low of $1.25 to a high of $13.59. The price of our common stock could fluctuate widely in response to:

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  our quarterly operating results;

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  changes in earnings estimates by securities analysts;

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  changes in our business;

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  changes in the market's perception of our business;

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  changes in the businesses, earnings estimates or market perceptions of our competitors or customers;

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  changes in airline industry or business jet industry conditions;

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  changes in general market or economic conditions; and

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  changes in the legislative or regulatory environment.

        In addition, the stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges are set forth below. For purposes of computing the following ratios, earnings represents income from continuing operations before fixed charges and income taxes. Fixed charges represents interest expense, capitalized interest and amortization of deferred debt issuance costs.

Ten-Month Transition Period Ended 12/31/02
Year Ended
Nine Months Ended 9/30/03
			2/23/02	2/24/01	2/26/00	2/27/99
Ratio of Earnings to Fixed Charges	*	*	*	1.4x	*	*

*
Earnings were insufficient to cover fixed charges by $31.8, $68.1, $102.3, $49.0 and $81.6 for the nine months ended September 30, 2003, for the transition period ended December 31, 2002 and for the fiscal years ended February 23, 2002, February 26, 2000 and February 27, 1999, respectively.

        If we use this prospectus to offer debt securities or preferred stock, the prospectus supplement will include a ratio of earnings to fixed charges or a ratio of combined fixed charges and preference dividends to earnings, as appropriate.

COMMON STOCK PRICE RANGE

        Our common stock is quoted on the Nasdaq National Market under the symbol "BEAV." On February 11, 2004, the last reported bid price of our common stock on the Nasdaq National Market was $6.70 per share. The following table sets forth, for the periods indicated, the high and low closing sale prices of our common stock as reported on the Nasdaq National Market.

2002:	High	Low
Full year	$13.59	$2.82
First quarter	$9.93	$6.94
Second quarter	$13.59	$9.55
Third quarter	$12.85	$4.32
Fourth quarter	$5.02	$2.82
2003:
Full year	$6.15	$1.25
First quarter	$3.89	$1.25
Second quarter	$3.76	$1.60
Third quarter	$5.62	$2.67
Fourth quarter	$6.15	$4.27
2004:
First quarter (through February 11, 2004)	$6.96	$5.30

DIVIDEND POLICY

        We have never paid cash dividends and have no current plans to pay any dividends on our common stock in the foreseeable future. Our ability to declare and pay cash dividends on our common stock is restricted by the covenants in our outstanding notes and in our current bank credit facility.

USE OF PROCEEDS

        Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures, investments and acquisitions. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to such offering.

DESCRIPTION OF COMMON STOCK

        We are authorized to issue 100,000,000 shares of common stock, $0.01 par value, of which 36,922,094 shares were outstanding as of February 9, 2004. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and to receive such dividends as may be declared by the board of directors out of funds legally available to pay dividends. The indentures relating to our outstanding senior and senior subordinated notes and our current bank credit facility restrict dividend payments by us to our stockholders. In the event of a liquidation, dissolution or winding up of our company, holders of our stock have the right to a ratable portion of the assets remaining after payment of liabilities. Holders of common stock do not have cumulative voting, preemptive, redemption or conversion rights. All outstanding shares of our common stock are, and the shares to be sold under this prospectus will be, when issued and paid for, fully paid and non-assessable.

Directors' Exculpation and Indemnification

        Our restated certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law, or the DGCL. The effect of this provision is to eliminate our rights, and our stockholders' rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the restated certificate provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. The restated certificate also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL.

Election and Removal of Directors

        The restated certificate of incorporation classifies our board of directors into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected, each year. The restated certificate also provides that directors may be removed for cause only with the approval of the holders of at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose. In addition, the restated certificate requires at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose to alter, amend or repeal the provisions relating to the classified board and removal of directors described above.

        We believe that the provisions described in the preceding paragraph, taken together, reduce the possibility that a third party could effect a change in the composition of our board of directors without the support of the incumbent board. The provisions may have significant effects on the ability of our stockholders to change the composition of the incumbent board, to benefit from transactions which are opposed by the incumbent board, to assume control of us or effect a fundamental corporate transaction such as a merger. Nevertheless, although we have not experienced any problems in the past with the continuity or stability of the board, management believes that the provisions help assure the continuity and stability of our policies in the future, since the majority of the directors at any time will have prior experience as directors.

Section 203 of the Delaware General Corporation Law

        We are subject to the provisions of Section 203 of the DGCL. That section; provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an a annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Rights Agreement

        On November 12, 1998, our board of directors declared a distribution of one right for each outstanding share of common stock to stockholders of record at the close of business on November 23, 1998, and for each share of common stock issued (including shares distributed from treasury stock) by us thereafter and prior to the distribution date, which will occur on the date described below. Each right entitles the registered holder, subject to the terms of the rights agreement dated as of November 12, 1998, to purchase from us one one-thousandth of a share, or a unit, of series A junior preferred stock, par value $0.01 per share, at a purchase price of $100.00 per unit, subject to adjustment.

        Initially, the rights will attach to all certificates representing shares of outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock and the distribution date will occur upon the earlier of (i) 10 days following a public announcement (the date of such announcement being the "stock acquisition date") that a person or group of affiliated or associated persons, other than us, any subsidiaries or any of our or our subsidiaries' employee benefit plans (an "acquiring person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of common stock, or (ii) 10 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of common stock. Until the distribution date, (i) the rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after November 23, 1998 (also including shares distributed from treasury stock) will contain a notation incorporating the rights agreement by reference and (iii) the surrender for transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by such certificates.

        The rights are not exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the rights agreement unless earlier redeemed by us.

        As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights.

        In the event that (i) we are the surviving corporation in a merger with an acquiring person and shares of our common stock shall remain outstanding, (ii) a person becomes the beneficial owner of 15% or more of the then outstanding shares of our common stock, (iii) an acquiring person engages in one or more "self-dealing" transactions as set forth in the rights agreement, or (iv) during such time as there is an acquiring person, an event occurs which results in such acquiring person's ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), then, in each such case, each holder of a right will thereafter have the right to receive, upon exercise, units of series A junior preferred stock (or, in certain circumstances, common stock, cash, property or other of our securities) having a value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of units of series A junior preferred stock issuable upon exercise of a right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void.

        In the event that, at any time following the stock acquisition date, (i) we are acquired in a merger or, other business combination transaction and we are not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any person consolidates or merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the right.

        The purchase price payable, and the number of units of series A junior preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the series A junior preferred stock, (ii) if holders of the series A junior preferred stock are granted certain rights or warrants to subscribe for series A junior or preferred stock or convertible securities at less than the current market price of the series A junior preferred stock, or (iii) upon the distribution to the holders of the series A junior preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We are not required to issue fractional units. In lieu thereof, an adjustment in cash may be made based on the market price of the series A junior preferred stock prior to the date of exercise.

        At any time until ten days following the stock acquisition date, a majority of the board of directors may redeem the rights in whole, but not in part, at the redemption price of $0.01 per right, payable, at the election of such majority of the board of directors, in cash or shares of our common stock. Immediately upon the action of a majority of the board of directors ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for units of series A junior preferred stock, or other consideration.

        Any of the provisions of the rights agreement may be amended at any time prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person, or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

        The units of series A junior preferred stock that may be acquired upon exercise of the rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by us.

        Each unit of series A junior preferred stock will have a minimum preferential quarterly dividend rate of $0.01 per unit but will, in any event, be entitled to a dividend equal to the per share dividend declared on our common stock.

        In the event of liquidation, the holder of a unit of series A junior preferred stock will receive a series A junior preferred liquidation payment equal to the greater of $0.01 per unit or the per share amount paid in respect of a share of our common stock.

        Each unit of series A junior preferred stock will have one vote, voting together with the common stock. The holders of units of series A junior preferred stock, voting as a separate class, shall be entitled to elect two directors if dividends on the preferred stock are in arrears for six fiscal quarters.

        In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each unit of series A junior preferred stock will be entitled to receive the per share amount paid in respect of each share of common stock.

        The rights of holders of the series A junior preferred stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

        Because of the nature of the series A junior preferred stock's dividend, liquidation and voting rights, the economic value of one unit of series A junior preferred stock that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is The Bank of New York.

DESCRIPTION OF PREFERRED STOCK

        Our restated certificate of incorporation provides for the authorization of 1,000,000 shares of preferred stock, $0.01 par value. As of the date of this prospectus, there were no shares of preferred stock outstanding. The shares of preferred stock may be issued from time to time at the discretion of the board of directors without stockholder approval. The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference and other rights and privileges not in conflict with our restated certificate of incorporation.

        We will describe the particular terms of any series of preferred stock in the prospectus supplement relating to the offering of any such offered securities.

        We will fix or designate the rights, preferences, privileges and restrictions, including any dividend rights, voting rights (if any), terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences (if any), of any series of preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are redeemable, convertible or exchangeable into common stock in the prospectus supplement relating to the offering. The redemption, conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of preferred stock would be converted or exchanged or redeemed.

DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

        We will describe the particular terms of any series of convertible preferred stock in the prospectus supplement relating to the offering of any such offered securities.

        We will fix or designate the conversion rights, preferences, privileges and restrictions, including any dividend rights, voting rights (if any), terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences (if any), of any series of convertible preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into our debt securities or common stock in the prospectus supplement relating to the offering. The conversion, redemption or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of convertible preferred stock would be converted or exchanged or redeemed.

DESCRIPTION OF STOCK AND DEBT WARRANTS

        We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities issued by us. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to any warrants that we offer.

        We will also describe in the applicable prospectus supplement the amount of securities called for by the warrants, any amount of warrants outstanding, and any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock or common stock purchasable upon any such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon the exercise.

Exercise of Warrants

        We will describe in the prospectus supplement relating to the warrants the principal amount or the number of shares of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. Exercise of a warrant may occur, as described in the applicable prospectus supplement relating to the warrants, at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

        We will forward the securities deliverable upon the exercise of any warrant reasonably promptly after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

        We will describe the particular terms of any series of convertible debentures or other convertible debt issuable by us, in the prospectus supplement relating to any such offered securities.

        We will fix or designate the rights, preferences, privileges and restrictions, including conversion rights, interest rate and other rights, including terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences, if any, of any series of convertible debt through an instrument adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which such instruments are convertible or exchangeable into common stock in the prospectus supplement relating to the applicable offering. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of the convertible debt would be converted or exchanged or redeemed.

DESCRIPTION OF SENIOR DEBT SECURITIES

        We may issue senior debt securities from time to time in one or more distinct series. This section summarizes the material terms of our senior debt securities, and these provisions will apply unless otherwise specified in a prospectus supplement. Some of the financial and other terms of any series of senior debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

        As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the senior debt securities will be governed by a document called an "indenture." An indenture is a contract between us and a financial institution, acting on your behalf as trustee of the senior debt securities offered. The senior debt securities will be issued pursuant to one or more indentures, which we will enter into with a trustee. When we refer to the "applicable indenture" or "indenture" in this description of senior debt securities, we are referring to the indenture under which your senior debt securities are issued, as supplemented by any supplemental indenture applicable to your senior debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the applicable indenture. Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

        Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete. Because this section is a summary, it does not describe every aspect of the senior debt securities or the indenture. If we refer to particular provisions in an indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplement thereto that are applicable to you because the indenture, and not this section, defines your rights as a holder of senior debt securities. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

        The following description of senior debt securities describes general terms and provisions of the series of senior debt securities to which any prospectus supplement may relate. When we offer to sell a series of senior debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the senior debt securities described in a prospectus supplement differ from any of the terms described in the prospectus, the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

        The senior debt securities will be unsecured obligations of our company. The senior debt securities may be issued from time to time in one or more series. We can issue an unlimited amount of senior debt securities under the indenture. The indenture provides that we may issue senior debt securities of any series in an amount up to the aggregate principal amount that is authorized from time to time by

us. Please read the applicable prospectus supplement relating to the series of senior debt securities being offered for specific terms, including, where applicable:

  •
  the title of the senior debt securities;

  •
  the aggregate principal amount of the senior debt securities, the percentage of their principal amount at which the senior debt securities will be issued and the date or dates when the principal of the senior debt securities will be payable or how those dates will be determined;

  •
  the interest rate or rates, which may be fixed or variable, that the senior debt securities will bear, if any, and how the rate or rates will be determined;

  •
  the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

  •
  the place or places of payment, transfer, conversion and exchange of the senior debt securities and where notices or demands to or upon us in respect of the senior debt securities may be served;

  •
  any optional redemption provisions;

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  any sinking fund or other provisions that would obligate us to repurchase or redeem the senior debt securities;

  •
  whether the amount of payments of principal of, or premium, if any, or interest on the senior debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

  •
  any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the senior debt securities;

  •
  if not the entire principal amount of the senior debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the senior debt securities or how that portion will be determined;

  •
  if other than the trustee, the name of any paying agent, security registrar and transfer agent for the senior debt securities;

  •
  if the senior debt securities are not to be issued in book-entry form only and held by DTC, as depositary, the form of such senior debt securities, including whether such senior debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations;

  •
  the denomination or denominations that the senior debt securities will be issued, if other than denominations of $1,000 or any integral multiples, in the case of the registered securities, and $5,000 or any integral multiples, in the case of the bearer securities;

  •
  any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the senior debt securities;

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  any provisions granting special rights to the holders of the senior debt securities upon the occurrence of specified events;

  •
  if other than U.S. dollars, the currency or currencies of such senior debt securities;

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  the person to whom any interest in a senior debt security will be payable, if other than the registered holder at the close of business on the regular record date;

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  whether such senior debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such senior debt securities will be so convertible or exchangeable;

  •
  a discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the senior debt securities;

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  whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the senior debt securities rather than pay such additional amounts;

  •
  whether payment of any amounts due under the applicable indenture will be guaranteed by one or more of our subsidiaries; and

  •
  any other terms of the senior debt securities that are consistent with the provisions of the indenture.

        For purposes of this prospectus, any reference to the payment of principal of, premium or interest, if any, on senior debt securities will include additional amounts if required by the terms of such senior debt securities.

        We may issue senior debt securities with terms different from those of senior debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of senior debt securities and issue additional senior debt securities of that series unless the reopening was restricted when that series was created.

        There is no requirement that we issue senior debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions, in connection with future issues of other senior debt securities.

        We may issue the senior debt securities as original issue discount securities, which are senior debt securities, including any zero-coupon senior debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Ranking

        The senior debt securities will be senior unsecured obligations of BE Aerospace and the payment of the principal of, premium, if any, interest on and all other amounts owing in respect of, the senior debt securities will rank pari passu in right of payment with all of our existing and future unsecured and unsubordinated Indebtedness (as defined in the applicable indenture) and will be senior in right of payment to all of our existing and future subordinated indebtedness. The senior debt securities will also be effectively subordinated to all of our existing and future secured indebtedness, including our bank credit facility, to the extent of the value of the assets securing such Indebtedness and to all existing and future Indebtedness of any of our Subsidiaries.

Sinking Fund

        The senior debt securities will not be entitled to the benefit of any sinking fund unless otherwise specified in a prospectus supplement.

Redemption and Repurchase

        The senior debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the senior debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption or option to repurchase any series of senior debt securities.

Covenants

        Unless otherwise indicated in this prospectus or a prospectus supplement, the senior debt securities will not have the benefit of any covenants that limit or restrict our business operations, the pledging of our assets, or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of senior debt securities.

Merger, Consolidation or Sale of Assets

        Unless otherwise specified in the applicable prospectus supplement, we will not consolidate or merge into or transfer or lease all or substantially all of our assets to another person unless:

  •
  in the case of a merger, we are the surviving corporation in the merger; or

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  the person into which we are merged or which acquires all or substantially all of our assets assumes all of our obligations relating to the senior debt securities and the indenture, and immediately after the transaction no default exists.

        Upon any the consolidation, merger or transfer, the successor corporation will be substituted for us under the indenture. The successor corporation may then exercise all of our powers and rights under the indenture, and we will be released from all of our liabilities and obligations in respect of the senior debt securities and the indenture. In the event we lease all or substantially all of our assets, the lessee corporation will be our successor and may exercise all of our powers and rights under the indenture but we will not be released from our obligations to pay the principal of and interest on the senior debt securities.

Events of Default

        The following Events of Default will apply unless otherwise specified in a prospectus supplement. The term "Event of Default" in respect of the senior debt securities of your series means any of the following:

          (i)    default in the payment of the principal of or premium, if any, when due and payable, on any of the senior debt securities; or

          (ii)   default in the payment of an installment of interest on any of the senior debt securities, when due and payable, for 30 days; or

          (iii)  our failure to perform or observe any other term, covenant or agreement contained in the senior debt securities, or the indenture (other than a default specified in (i) or (ii) above) for a period of 30 days after written notice of such failure requiring us to remedy the same shall have been given (x) to us by the trustee or (y) to us and the trustee by the holders of 25% in aggregate principal amount of the senior debt securities then outstanding; or

          (iv)  payment default or defaults under one or more mortgages, bonds, debentures or other evidences of Indebtedness under which we or any Significant Subsidiary then has outstanding Indebtedness in excess of $25 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

          (v)   one or more final judgments, orders or decrees (to the extent not paid or covered by insurance in our good faith judgment) of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $25 million, either individually or in the aggregate, shall be entered against us or any of our Significant Subsidiaries or any of our respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

          (vi)  the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary; or

          (vii) any other event of default established for the senior debt securities of that series.

        If an Event of Default (other than as specified in clause (vi) above) shall occur and be continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the senior debt securities then outstanding, by notice to the trustee and to us, may declare the principal of, premium, if any, and accrued interest on all of the outstanding senior debt securities due and payable immediately, upon which declaration all amounts payable in respect of the senior debt securities shall be immediately due and payable. If an Event of Default specified in clause (vi) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding senior debt securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of senior debt securities.

        After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding senior debt securities, by written notice to us and the trustee, may rescind such declaration if (a) we have paid or deposited with the trustee a sum sufficient to pay (i) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (ii) all overdue interest on all senior debt securities, (iii) the principal of and premium, if any, on any senior debt securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the senior debt securities, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the senior debt securities which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the senior debt securities that has become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph in the event of a declaration of acceleration in respect of the senior debt securities because an Event of Default shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the trustee by us and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders within 30 days after such declaration of acceleration in respect of the senior debt securities, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period.

        The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities may on behalf of the holders of all the senior debt securities waive any past defaults under the indenture, except a default in the payment of the principal of, premium, if any, or interest on any senior debt security, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each senior debt security outstanding.

        No holder of any of the senior debt securities has any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee under the senior debt securities and the indenture, the trustee has failed to institute such proceeding within 15 days after receipt of such notice and the trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding senior debt securities. Such limitations do not apply, however, to a suit instituted by a holder of a senior debt security for the enforcement of the payment of the principal of, premium, if any, or interest on such senior debt security on or after the respective due dates expressed in such senior debt security.

        During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee under the indenture is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the noteholders unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding senior debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

        If a Default or an Event of Default occurs and is continuing and is actually known to the trustee, the trustee shall mail to each holder of the senior debt securities notice of the Default or Event of Default within five days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any senior debt securities, the trustee may withhold the notice to the holders of such senior debt securities if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the noteholders.

        We are required to furnish to the trustee annual and quarterly statements as to our performance of our obligations under the indenture and as to any default in such performance. We are also required to notify the trustee within ten business days of any Default.

Conversion and Exchange

        If any senior debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

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  the conversion price or exchange ratio, or the calculation method for such price or ratio;

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  the conversion or exchange period, or how such period will be determined;

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  if conversion or exchange will be mandatory or at the option of the holder or our company;

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  provisions for adjustment of the conversion price or the exchange ratio; and

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  provisions affecting conversion or exchange in the event of the redemption of the senior debt securities.

        Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such senior debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Defeasance or Covenant Defeasance of Indenture

        If specified in the applicable prospectus supplement and subject to the provisions of the applicable indenture, we may, at our option and at any time, terminate our obligations with respect to the outstanding senior debt securities ("defeasance"). Such defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding senior debt securities, except for (i) the rights of holders of outstanding senior debt securities to receive payment in respect of the principal of, premium, if any, and interest on such senior debt securities when such payments are due, (ii) our obligations to issue temporary senior debt securities, register the transfer or exchange of any senior debt securities, replace mutilated, destroyed, lost or stolen senior debt securities and maintain an office or agency for payments in respect of the senior debt securities, (iii) the rights, powers, trusts, duties and immunities of the trustee, and (iv) the defeasance provisions of the indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to certain covenants that are set forth in the indenture, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the senior debt securities ("covenant defeasance").

        In order to exercise either defeasance or covenant defeasance, (i) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior debt securities, cash in United States dollars, U.S. Government Obligations (as defined in the indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding senior debt securities to redemption or maturity; (ii) we shall have delivered to the trustee, except in the case of covenant defeasance, an opinion of counsel to the effect that the holders of the outstanding senior debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the trustee to have a conflicting interest with respect to any of our securities; (v) such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which we are bound; (vi) we shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) we shall have delivered to the trustee an officers' certificate and an opinion of counsel satisfactory to the trustee, which, taken together, state that all conditions precedent under the indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        Unless otherwise specified in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the senior debt securities, as expressly provided for in the indenture) as to all outstanding senior debt securities when (i) either (a) all the senior debt securities theretofore authenticated and delivered (except lost, stolen or destroyed senior debt securities which have been replaced or paid and senior debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all senior debt securities not theretofore delivered to the trustee for cancellation (x) have become due and payable, or (y) will become due and payable at their stated maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the senior debt securities not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the senior debt securities to the date of deposit (in the case of senior debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be; (ii) we have paid all other sums payable under the indenture by us; and (iii) we have delivered to the trustee an officers' certificate and an opinion of counsel satisfactory to the trustee, which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Amendments and Waivers

        The indenture permits us and the trustee, from time to time, without the consent of the noteholders, to amend, waive or supplement the indenture or the senior debt securities for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, or making any other change that does not adversely affect the interest of the noteholders in any material respect. Other amendments and modifications of the indenture or the senior debt securities may be made by us and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding senior debt securities; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding senior debt security affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the senior debt securities, (ii) change the currency in which any senior debt securities or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding senior debt securities that must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the senior debt securities, (iv) affect the ranking of the senior debt securities in any material respect, (v) impair the right to institute suit for the enforcement of any payment on or with respect to the senior debt securities, (vi) waive a default in payment with respect to the senior debt securities or (vii) reduce or change the rate or time for payment of interest on the senior debt securities.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee thereunder will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

Governing Law

        The indenture and the senior debt securities will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Definitions

        The following definitions are applicable to this description of senior debt securities:

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Event of Default" has the meaning set forth under "Events of Default" herein.

        "Indebtedness" has the meaning set forth in the applicable indenture.

        "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

        "Restricted Subsidiary" means any Subsidiary of our company other than an Unrestricted Subsidiary.

        "Significant Subsidiary" means any Restricted Subsidiary of our company that is a "significant subsidiary" as defined in Rule 1.02(v) of Regulation S-X under the Securities Act as in effect on the date of the indenture.

        "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof or (ii) other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). Unless specifically provided to the contrary herein, Unrestricted Subsidiaries shall not be included in the definition of Subsidiaries for any purpose of the indenture (other than for the purposes of the definition of "Unrestricted Subsidiary" herein).

        "Unrestricted Subsidiary" means (1) any Subsidiary of our company which at the time of determination shall be an Unrestricted Subsidiary (as designated by our Board of Directors, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. Our Board of Directors may designate any Subsidiary of our company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns, or holds any Lien on, any property of our company or any other Subsidiary of our company which is not a Subsidiary of the Subsidiary to be so designated; provided that the Subsidiary to be designated has total assets of $1,000 or less at the time of its designation. Our Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary.

        We shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for, or subject any of its property or assets, other than the capital stock of any Unrestricted Subsidiary, to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary, including any undertaking, agreement or instrument evidencing such Indebtedness, or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed to be the designation of all of the Subsidiaries of such Subsidiary.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

        We may issue subordinated debt securities from time to time in one or more distinct series. This section summarizes the material terms of our subordinated debt securities, and these provisions will apply unless otherwise specified in a prospectus supplement. Some of the financial and other terms of any series of subordinated debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

        As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the subordinated debt securities will be governed by a document called an "indenture." An indenture is a contract between us and a financial institution, acting on your behalf as trustee of the subordinated debt securities offered. The subordinated debt securities will be issued pursuant to one or more indentures, which we will enter into with a trustee. When we refer to the "applicable indenture" or "indenture" in this description of subordinated debt securities, we are referring to the indenture under which your subordinated debt securities are issued, as supplemented by any supplemental indenture applicable to your subordinated debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the applicable indenture. Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

        Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete. Because this section is a summary, it does not describe every aspect of the subordinated debt securities or the indenture. If we refer to particular provisions in an indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplement thereto that are applicable to you because the indenture, and not this section, defines your rights as a holder of subordinated debt securities. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

        The following description of subordinated debt securities describes general terms and provisions of the series of subordinated debt securities to which any prospectus supplement may relate. When we offer to sell a series of subordinated debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the subordinated debt securities described in a prospectus supplement differ from any of the terms described in the prospectus, the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

        The subordinated debt securities will be unsecured obligations of our company. The subordinated debt securities may be issued from time to time in one or more series. We can issue an unlimited amount of subordinated debt securities under the indenture. The indenture provides that we may issue subordinated debt securities of any series in an amount up to the aggregate principal amount that is authorized from time to time by us. Please read the applicable prospectus supplement relating to the series of subordinated debt securities being offered for specific terms, including, where applicable:

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  the title of the subordinated debt securities;

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  the aggregate principal amount of the subordinated debt securities, the percentage of their principal amount at which the subordinated debt securities will be issued and the date or dates when the principal of the subordinated debt securities will be payable or how those dates will be determined;

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  the interest rate or rates, which may be fixed or variable, that the subordinated debt securities will bear, if any, and how the rate or rates will be determined;

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  the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

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  the place or places of payment, transfer, conversion and exchange of the subordinated debt securities and where notices or demands to or upon us in respect of the subordinated debt securities may be served;

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  any optional redemption provisions;

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  any sinking fund or other provisions that would obligate us to repurchase or redeem the subordinated debt securities;

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  whether the amount of payments of principal of, or premium, if any, or interest on the subordinated debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

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  any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the subordinated debt securities;

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  if not the entire principal amount of the subordinated debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the subordinated debt securities or how that portion will be determined;

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  any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the subordinated debt securities;

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  any provisions granting special rights to the holders of the subordinated debt securities upon the occurrence of specified events;

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  if other than the trustee, the name of any paying agent, security registrar and transfer agent for the subordinated debt securities;

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  if the subordinated debt securities are not to be issued in book-entry form only and held by DTC, as depositary, the form of such subordinated debt securities, including whether such subordinated debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations;

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  if other than U.S. dollars, the currency or currencies of such subordinated debt securities;

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  the person to whom any interest in a subordinated debt security will be payable, if other than the registered holder at the close of business on the regular record date;

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  the denomination or denominations in which the subordinated debt securities will be issued, if other than denominations of $1,000 or any integral multiples in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities;

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  whether such subordinated debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such subordinated debt securities will be so convertible or exchangeable;

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  a discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the subordinated debt securities;

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  whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the subordinated debt securities rather than pay such additional amounts;

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  whether payment of any amounts due under the applicable indenture will be guaranteed by one or more of our subsidiaries; and

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  any other terms of the subordinated debt securities that are consistent with the provisions of the indenture.

        For purposes of this prospectus, any reference to the payment of principal of, premium or interest, if any, on subordinated debt securities will include additional amounts if required by the terms of such subordinated debt securities.

        We may issue subordinated debt securities with terms different from those of subordinated debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of subordinated debt securities and issue additional subordinated debt securities of that series unless the reopening was restricted when that series was created.

        There is no requirement that we issue subordinated debt securities in the future under any subordinated indenture, and we may use other subordinated indentures or documentation, containing different provisions in connection with future issues of other subordinated debt securities.

        We may issue the subordinated debt securities as original issue discount securities, which are subordinated debt securities, including any zero-coupon subordinated debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Ranking

        The subordinated debt securities will be unsecured senior subordinated obligations of BE Aerospace. Unless provided otherwise in the applicable prospectus supplement, the subordinated debt securities are not secured by any of our property or assets. Accordingly, your ownership of subordinated debt securities means you are one of our unsecured creditors. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See "—Subordination" for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties. In addition, both the senior and subordinated debt securities will be effectively subordinated to the indebtedness of our subsidiaries.

Subordination

        Unless the applicable prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities:

        The payment of the principal of, premium, if any, interest on and all other amounts owing in respect of, the subordinated debt securities will be subordinated, as set forth in the indenture, in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness; provided, however, that the subordinated debt securities shall rank equal with, or prior to, all of our existing and future unsecured indebtedness that is subordinated to any Senior Indebtedness.

        In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to us or our creditors, as such, or our assets, or any liquidation, dissolution or other winding-up of our company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of our assets or liabilities (except in connection with the consolidation or merger of our company or our liquidation or dissolution following the conveyance, transfer or lease of our properties and assets substantially as an entirety upon the terms and conditions described under "Merger, Consolidation or Sale of Assets" below), the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of all amounts due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents, before the holders of the subordinated debt securities will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of our company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the subordinated debt securities are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities")) on account of principal of (or premium, if any) or interest on the subordinated debt securities; and any payment or distribution of our assets of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities) by set-off or otherwise, to which the holders or the trustee would be entitled but for the provisions of the indenture shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the trustee) or distribution of any of our assets of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by us or on our behalf on account of principal of (or premium, if any) or interest on the subordinated debt securities or on account of the purchase, redemption or other acquisition of subordinated debt securities upon the occurrence of any default in payment of Designated Senior Indebtedness (a "Payment Default") until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the trustee) or distribution of any of our assets of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by us or on our behalf on account of principal (or premium, if any) or interest on the subordinated debt securities or on account of the purchase, redemption or other acquisition of subordinated debt securities for the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the trustee of written notice thereof from the Agent Bank or any other representative of a holder of Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from the Agent Bank or such other representative of the Designated Senior Indebtedness in respect of which the Non-payment Default exists and shall end on the earliest of (i) 179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-payment Default is cured, waived or ceased to exist or such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or (iii) such Payment Blockage Period shall have been terminated by written notice to us or the trustee from the Agent Bank or such other representative initiating such Payment Blockage Period, after which we will resume making any and all required payments in respect of the subordinated debt securities, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period (it being acknowledged that any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period which would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose).

        Our failure to make any required payment in respect of the subordinated debt securities when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, would result in an Event of Default and, thereafter, holders of the subordinated debt securities would have the right to accelerate the maturity thereof. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of our company, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities, and assets which would otherwise be available to pay obligations in respect of the subordinated debt securities will be available only after all Senior Indebtedness has been paid in full in cash or cash equivalents, at which time there may not be sufficient assets remaining to pay any amounts due on any or all of the subordinated debt securities.

        "Senior Indebtedness" means the principal of, premium, if any, and interest on (including interest accruing after the filing of a petition by or against us under any bankruptcy laws) and all other amounts due on or in connection with any of our Indebtedness (as defined in the applicable indenture), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the subordinated debt securities. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of (and premium, if any, on) and interest (including interest accruing after the occurrence of an event of default or after the filing of a petition by or against us under any bankruptcy law) on all Indebtedness, and all other amounts and obligations of every nature of our company, from time to time owed, under our bank credit facility. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the subordinated debt securities or our outstanding senior subordinated notes, (ii) Indebtedness that is expressly subordinated in right of payment to any of our Indebtedness, (iii) Indebtedness that by operation of law is subordinate to any of our general unsecured obligations, (iv) that portion of any Indebtedness that at the time of incurrence is incurred in violation of any covenant of the indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by us, (vi) trade accounts payable owed or owing by us, (vii) Indebtedness to any Subsidiary or any other affiliate of our company, (viii) our redeemable capital stock and (ix) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to us or any Subsidiary.

        "Designated Senior Indebtedness" means (i) all Senior Indebtedness under our current bank credit facility and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $25 million and is specifically designated by us in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

        If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

Sinking Fund

        The subordinated debt securities will not be entitled to the benefit of any sinking fund unless otherwise specified in a prospectus supplement.

Redemption and Repurchase

        The subordinated debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the subordinated debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption or option to repurchase any series of subordinated debt securities.

Covenants

        Unless otherwise indicated in this prospectus or a prospectus supplement, the subordinated debt securities will not have the benefit of any covenants that limit or restrict our business operations, the pledging of our assets, or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of subordinated debt securities.

Merger, Consolidation or Sale of Assets

        Unless otherwise specified in the applicable prospectus supplement, we will not consolidate or merge into or transfer or lease all or substantially all of our assets to another person unless:

  •
  in the case of a merger, we are the surviving corporation in the merger; or

  •
  the person into which we are merged or which acquires all or substantially all of our assets assumes all of our obligations relating to the subordinated debt securities and the indenture, and immediately after the transaction no default exists.

        Upon any the consolidation, merger or transfer, the successor corporation will be substituted for us under the indenture. The successor corporation may then exercise all of our powers and rights under the indenture, and we will be released from all of our liabilities and obligations in respect of the subordinated debt securities and the indenture. In the event we lease all or substantially all of our assets, the lessee corporation will be our successor and may exercise all of our powers and rights under the indenture but we will not be released from our obligations to pay the principal of and interest on the subordinated debt securities.

Events of Default

        The following Events of Default will apply unless otherwise specified in a prospectus supplement. The term "Event of Default" in respect of the subordinated debt securities of your series means any of the following:

  (i)
  default in the payment of the principal of or premium, if any, when due and payable, on any of the subordinated debt securities; or

  (ii)
  default in the payment of an installment of interest on any of the subordinated debt securities, when due and payable, for 30 days; or

  (iii)
  our failure to perform or observe any other term, covenant or agreement contained in the subordinated debt securities or the indenture (other than a default specified in (i) or (ii) above) for a period of 30 days after written notice of such failure requiring us to remedy the same shall have been given (x) to us by the trustee or (y) to us and the trustee by the holders of 25% in aggregate principal amount of the subordinated debt securities then outstanding; or

  (iv)
  payment default or defaults under one or more mortgages, bonds, debentures or other evidences of Indebtedness under which we or any Significant Subsidiary then has outstanding Indebtedness in excess of $25 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

  (v)
  one or more final judgments, orders or decrees (to the extent not paid or covered by insurance in our good faith judgment) of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $25 million, either individually or in the aggregate, shall be entered against us or any of our Significant Subsidiaries or any of our respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

  (vi)
  the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary; or

  (vii)
  any other event of default established for the subordinated debt securities of that series.

        If an Event of Default (other than as specified in clause (vi) above) shall occur and be continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the subordinated debt securities then outstanding, by notice to the trustee and to us, may declare the principal of, premium, if any, and accrued interest on all of the outstanding subordinated debt securities due and payable immediately, upon which declaration all amounts payable in respect of the subordinated debt securities shall be immediately due and payable, provided, however, that, for so long as our current bank credit facility is in effect, such declaration shall not become effective until the earlier of (i) five business days following delivery of notice to the agent bank of the intention to accelerate the subordinated debt securities or (ii) the acceleration of any Indebtedness under our current bank credit facility. If an Event of Default specified in clause (vi) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding subordinated debt securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of subordinated debt securities.

        After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities, by written notice to us and the trustee, may rescind such declaration if (a) we have paid or deposited with the trustee a sum sufficient to pay (i) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (ii) all overdue interest on all subordinated debt securities, (iii) the principal of and premium, if any, on any subordinated debt securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the subordinated debt securities, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the subordinated debt securities which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the subordinated debt securities that has become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the subordinated debt securities because an Event of Default shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the trustee by us and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the subordinated debt securities, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period.

        The holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities may on behalf of the holders of all the subordinated debt securities waive any past defaults under the indenture, except a default in the payment of the principal of, premium, if any, or interest on any subordinated debt security, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each subordinated debt security outstanding.

        No holder of any of the subordinated debt securities has any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee under the subordinated debt securities and the indenture, the trustee has failed to institute such proceeding within 15 days after receipt of such notice and the trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding subordinated debt securities. Such limitations do not apply, however, to a suit instituted by a holder of a subordinated debt security for the enforcement of the payment of the principal of, premium, if any, or interest on such subordinated debt security on or after the respective due dates expressed in such subordinated debt security.

        During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee under the indenture is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the noteholders unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

        If a Default or an Event of Default occurs and is continuing and is actually known to the trustee, the trustee shall mail to each holder of the subordinated debt securities notice of the Default or Event of Default within five days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any subordinated debt securities, the trustee may withhold the notice to the holders of such subordinated debt securities if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the noteholders.

        We are required to furnish to the trustee annual and quarterly statements as to our performance of our obligations under the indenture and as to any default in such performance. We are also required to notify the trustee within ten business days of any Default.

Conversion and Exchange

        If any subordinated debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

  •
  the conversion price or exchange ratio, or the calculation method for such price or ratio;

  •
  the conversion or exchange period, or how such period will be determined;

  •
  if conversion or exchange will be mandatory or at the option of the holder or our company;

  •
  provisions for adjustment of the conversion price or the exchange ratio; and

  •
  provisions affecting conversion or exchange in the event of the redemption of the debt securities.

        Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such subordinated debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Defeasance or Covenant Defeasance of Indenture

        If specified in the applicable prospectus supplement and subject to the provisions of the applicable indenture, we may, at our option and at any time, terminate our obligations with respect to the outstanding subordinated debt securities ("defeasance"). Such defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding subordinated debt securities, except for (i) the rights of holders of outstanding subordinated debt securities to receive payment in respect of the principal of, premium, if any, and interest on such subordinated debt securities when such payments are due, (ii) our obligations to issue temporary subordinated debt securities, register the transfer or exchange of any subordinated debt securities, replace mutilated, destroyed, lost or stolen subordinated debt securities and maintain an office or agency for payments in respect of the subordinated debt securities, (iii) the rights, powers, trusts, duties and immunities of the trustee, and (iv) the defeasance provisions of the indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to certain covenants that are set forth in the indenture and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the subordinated debt securities ("covenant defeasance").

        In order to exercise either defeasance or covenant defeasance, (i) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the subordinated debt securities, cash in United States dollars, U.S. Government Obligations (as defined in the indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding subordinated debt securities to redemption or maturity; (ii) we shall have delivered to the trustee, except in the case of covenant defeasance, an opinion of counsel to the effect that the holders of the outstanding subordinated debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the trustee to have a conflicting interest with respect to any of our securities; (v) such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which we are bound; (vi) we shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) we shall have delivered to the trustee an officers' certificate and an opinion of counsel satisfactory to the trustee, which, taken together, state that all conditions precedent under the indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        Unless otherwise specified in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the subordinated debt securities, as expressly provided for in the indenture) as to all outstanding subordinated debt securities when (i) either (a) all the subordinated debt securities theretofore authenticated and delivered (except lost, stolen or destroyed subordinated debt securities which have been replaced or paid and subordinated debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all subordinated debt securities not theretofore delivered to the trustee for cancellation (x) have become due and payable, or (y) will become due and payable at their stated maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the subordinated debt securities not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the subordinated debt securities to the date of deposit (in the case of subordinated debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be; (ii) we have paid all other sums payable under the indenture by us; and (iii) we have delivered to the trustee an officers' certificate and an opinion of counsel satisfactory to the trustee, which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Amendments and Waivers

        The indenture permits us and the trustee, from time to time without the consent of the noteholders, to amend, waive or supplement the indenture or the subordinated debt securities for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, or making any other change that does not adversely affect the interest of the noteholders in any material respect. Other amendments and modifications of the indenture or the subordinated debt securities may be made by us and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding subordinated debt securities; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding subordinated debt security affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the subordinated debt securities, (ii) change the currency in which any subordinated debt securities or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding subordinated debt securities that must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the subordinated debt securities, (iv) affect the ranking of the subordinated debt securities in any material respect, (v) impair the right to institute suit for the enforcement of any payment on or with respect to the subordinated debt securities, (vi) waive a default in payment with respect to the subordinated debt securities, or (vii) reduce or change the rate or time for payment of interest on the subordinated debt securities.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee thereunder will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

Governing Law

        The indenture and the subordinated debt securities will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Definitions

        The following definitions are applicable to this description of subordinated debt securities:

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Event of Default" has the meaning set forth under "Events of Default" herein.

        "Indebtedness" has the meaning set forth in the applicable indenture.

        "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

        "Restricted Subsidiary" means any Subsidiary of our company other than an Unrestricted Subsidiary.

        "Significant Subsidiary" means any Restricted Subsidiary of our company that is a "significant subsidiary" as defined in Rule 1.02(v) of Regulation S-X under the Securities Act as in effect on the date of the indenture.

        "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof or (ii) other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). Unless specifically provided to the contrary herein, Unrestricted Subsidiaries shall not be included in the definition of Subsidiaries for any purpose of the indenture (other than for the purposes of the definition of "Unrestricted Subsidiary" herein).

        "Unrestricted Subsidiary" means (1) any Subsidiary of our company which at the time of determination shall be an Unrestricted Subsidiary (as designated by our Board of Directors, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. Our Board of Directors may designate any Subsidiary of our company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns, or holds any Lien on, any property of our company or any other Subsidiary of our company which is not a Subsidiary of the Subsidiary to be so designated; provided that the Subsidiary to be designated has total assets of $1,000 or less at the time of its designation. Our Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary.

        We shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for, or subject any of its property or assets, other than the capital stock of any Unrestricted Subsidiary, to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary, including any undertaking, agreement or instrument evidencing such Indebtedness, or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed to be the designation of all of the Subsidiaries of such Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM OF DEBT SECURITIES

Registration, Transfer, Payment and Paying Agent

        Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The applicable indenture, however, provides that we may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person, as defined below, other than offices located outside the United States of specified United States financial institutions. "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. "United States" means the United States of America, including the states thereof and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws.

The applicable procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

        Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other types of securities, at an office or agency maintained by the trustee in the Borough of Manhattan, The City of New York. However, we, at our option, may make payments of interest on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other types of securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

        Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at an office or agency outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to that interest payment date. Unless otherwise indicated in the applicable prospectus supplement, no payment of principal, premium, if any, or interest, if any, with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained with a bank located in the United States. However, if any bearer securities are payable in United States dollars, payments on those bearer securities may be made at the corporate trust office of the trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, if, but only if, payment of the full amount due on the bearer securities for principal, premium, if any, or interest, if any, at all offices outside of the United States maintained for that purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

        Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

  •
  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series having the same terms to be redeemed and ending at the close of business on the day of that selection;

  •
  register the transfer of or exchange any registered security, or portion of any registered security, selected for redemption, except the unredeemed portion of any registered security being redeemed in part;

  •
  exchange any bearer security selected for redemption, except to exchange a bearer security for a registered security of that series having the same terms that is simultaneously surrendered for redemption; or

  •
  issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Book-entry Debt Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

        We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, and that global debt securities will be registered in the name of DTC's nominee, Cede & Co. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

        DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

        To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The direct and indirect participants are responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

        Redemption notices will be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the debt securities to be redeemed.

        In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

        Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

        Except under the limited circumstances described in this prospectus, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

        DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time by giving reasonable notice to us or the trustee. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act and a successor depositary for the debt securities of the series is not appointed within 90 days of the notification or of our becoming aware of DTC's ceasing to be so registered, as the case may be,

  •
  we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

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  an event of default under the indenture has occurred and is continuing with respect to the debt securities of any series,

we will prepare and deliver to the trustee certificates for the debt securities of that series, which will deliver the certificates in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that DTC will direct. It is expected that these directions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt securities.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering or to investors directly or through agents. The name of any such underwriter or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be named in the applicable prospectus supplement. We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

        Underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. They may offer the securities on an exchange, which will be disclosed in the applicable prospectus supplement. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

        Any underwriting compensation paid by our company to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with our company, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

        Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters to bid for and purchase the securities. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing securities in the open market. The underwriters also may impose a penalty bid on certain underwriters. This means that if the underwriters purchase the securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters who sold those securities as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

        Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, our company and certain of our affiliates in the ordinary course.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by our company or borrowed from our company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from our company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

VALIDITY OF THE SECURITIES

        The validity of any securities issued hereunder will be passed upon for our company by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The consolidated financial statements and the related financial statement schedule of BE Aerospace, Inc. incorporated in this prospectus by reference from the Current Report of BE Aerospace, Inc. on Form 8-K dated September 29, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill and intangible assets and the adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, amendment of FASB Statement No. 13 and Technical Corrections", which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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ABOUT THIS PROSPECTUS
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FORWARD-LOOKING STATEMENTS
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